UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM U5S

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2001

       Filed pursuant to the Public Utility Holding Company Act of 1935 by

                                       by

                               EXELON CORPORATION
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603


                            PECO ENERGY POWER COMPANY
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101

                          EXELON VENTURES COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

                         EXELON GENERATION COMPANY, LLC
                                 300 Exelon Way
                       Kennett Square, Pennsylvania 19348

                       EXELON ENERGY DELIVERY COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

                                       Table of Contents

ITEM NUMBER            DESCRIPTION                                 PAGE NUMBER

1            System Companies and Investments therein                    4
                    as of December 31, 2001.

2            Acquisitions or Sales of Utility Assets                     7

3            Issue, Sale, Pledge, Guarantee or Assumptions               7
                    Of System securities

4            Acquisition, Redemption, or Retirement of                   7
                    System Securities

5            Investments in Securities of Nonsystem Securities           8

6            Officers and Directors                                      9

7            Contributions and Public Relations                          17

8            Service, Sales and Construction Contracts                   17

9            Wholesale Generators and Foreign Utility Companies          17

10           Financial Statements and Exhibits                           20

                                   Glossary of Defined Terms

AmerGen                       AmerGen Energy Company, L.L.C.

ComEd                         Commonwealth Edison Company

Commission                    Securities and Exchange Commission

Exelon                        Exelon Corporation

Exelon Delivery               Exelon Energy Delivery Company, LLC

Exelon Enterprises            Exelon Enterprises Company, LLC

Exelon Ventures               Exelon Ventures Company, LLC

ExTex                         ExTex LaPorte Limited Partnership

Financing U-1                 The Form U-1 Application/Declaration filed by
                                Exelon Corporation in File No. 70-9693

Genco                         Exelon Generation Company, LLC

Merger U-1                    The Form U-1 Application/Declaration filed by
                                Exelon Corporation in File No. 70-9645

N/A                           Not applicable or not available

PECO                          PECO Energy Company

PEPCO                         PECO Energy Power Company

Power Holdings                Exelon Power Holdings, LP

PETT                          PECO Energy Transition Trust(a subsidiary of PECO)

Sithe                         Sithe Energy, Inc.

SECO                          Susquehanna Electric Company

Unicom                        Unicom Corporation

Ventures                      Exelon Ventures Company, LLC

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN as of December 31, 2001.

                                                            Number of
                                                         Common Shares   % Voting    Owner's Book
Name of Company                                              Owned          Power       Value ($000)
----------------------------------------------------------------------------------------------------------
Exelon Corporation                                                         100%
 (Affordable Housing Investments)                             N/A           N/A             98,225
  Boston Financial Institutional Tax Credit Fund X            N/A           11%                 N/A
  Related Corporate Partners IV, L.P.                         N/A           <5%                N/A
  Boston Financial Institutional Tax Credit Fund XIX          N/A           14%                N/A
  Related Corporate Partners XII, L.P.                        N/A           36%                N/A
  Boston Financial Institutional Tax Credit Fund XIV          N/A           44%                N/A
  Boston Financial Institutional Tax Credit Fund XXI          N/A           27%                N/A
  Related Corporate Partners XIV, L.P.                        N/A           16%                N/A
  Summit Corporate Tax Credit Fund II                         N/A           33%                N/A
  USA Institutional Tax Credit Fund XXII                      N/A           30%                N/A
 Exelon Business Services Company                             100          100%                N/A
 Unicom Assurance Company Ltd. *                              N/A          100%            (3,071)
 Exelon Energy Delivery Company, LLC                          N/A          100%          8,200,143
  Commonwealth Edison Company                          127,02,904          99.9%         6,013,293
   Commonwealth Edison Company of Indiana, Inc.         1,108,084          100%             18,908
   ComEd Financing I                                          N/A          100%             15,359
   ComEd Financing II                                         N/A          100%              8,824
   ComEd Funding, LLC                                         N/A          100%             70,464
    ComEd Transitional Funding Trust                          N/A          100%             70,464
   Commonwealth Research Corporation                          200          100%                200
   Edison Development Company                                 741          100%             17,058
   Edison Development Canada Inc.                          15,158          100%              5,367
     Edison Finance Partnership                               N/A          100%              9,453
  PECO Energy Company                                 170,478,507          100%            460,194
   PECO Energy Capital Corp.                                1,000          100%             17,656
    PECO Energy Capital, LP                                   N/A            3%             13,915
    PECO Energy Capital Trust II *                            N/A          100%                  0
    PECO Energy Capital Trust III *                           N/A          100%                  0
   PECO Energy Transition Trust                               N/A          100%             83,212
   ExTel Corporation, LLC                                     N/A          100%             (4,045)
    PECO Wireless, LP                                         N/A           99% PECO;     (400,473)
                                                              N/A            1% ExTel       (4,045)
     ATNP Finance Company                                     N/A          100%          4,647,056
     PEC Financial Services, LLC                              N/A          100%             23,690
   Adwin Realty Company                                     1,000          100%             24,069
    Ambassador II Joint Venture                               N/A           50%              1,000
    Bradford Associates                                       N/A           50%                N/A
    Franklin Town Towers Associates                           N/A           50%                N/A
    Henderson Ambassador Associates                           N/A           50%                N/A
   East Coast Natural Gas Cooperative, LLP                    N/A            41.12%            536
   Horizon Energy Company                                   1,000          100%                N/A
 Unicom Investment Inc.                                       100          100%           (172,604)
  Scherer Holdings 1, LLC                                     N/A          100%             51,212
  Scherer Holdings 2, LLC                                     N/A          100%             26,120
  Scherer Holdings 3, LLC                                     N/A          100%             77,327
  Spruce Holdings G.P. 2000, LLC                              N/A          100%              1,925
  Spruce Holdings L.P. 2000, LLC                              N/A          100%            190,595
   Spruce Equity Holdings, L.P.                               N/A            1% Spr GP;    192,520
                                                              N/A           99% Spr LP       1,925
    Spruce Holdings Trust                                     N/A          100%            192,520
  Wansley Holdings 1, LLC                                     N/A          100%             43,891
  Wansley Holdings 2, LLC                                     N/A          100%             22,832
 Unicom Resources Inc.                                        100          100%            (16,725)
 Exelon Ventures Company, LLC                                 N/A          100%          3,439,596
  Exelon Generation Company, LLC                              N/A          100%          2,936,208
   PECO Energy Power Company                              984,000          100%            125,526
    Susquehanna Power Company                           1,273,000          100%            117,297
    The Proprietors of the Susquehanna Canal (PSC)            N/A          100%                  0
   Susquehanna Electric Company                             1,000          100%                755
   AmerGen Energy Company, LLC                                N/A           50%            112,686
    AmerGen Vermont, LLC                                      N/A          100%                  0
   Exelon Power Holdings, LP (1)                              N/A           99% Genco      690,781
                                                              N/A            1% Ventures     6,978
    Exelon Fossil Holdings, Inc.                              N/A          100%            698,283
     Sithe Energies, Inc.                                     N/A         49.90%           725,007
   Exelon Peaker Development General, LLC                     N/A          100%                620
    ExTex LaPorte Limited Partnership                         N/A            1% EP Gen         621
                                                              N/A           99% EP Lim      61,452
   Exelon Peaker Development Limited, LLC                     N/A          100%             66,302
    Keystone Fuels, LLC                                       N/A         20.99%             4,884
   Concomber Ltd                                              N/A          100%              1,200
   Cenesco Company, LLC (2)                                   N/A          100%                  0
   Exelon Allowance Management Company, LLC (3)               N/A          100%                324
   Exelon Generation Finance Company, LLC (4)                 N/A          100%            711,279
   Penseco Company, LLC  (5)                                  N/A          100%                  0
   Port City Power, LLC (6)                                   N/A          100%                  0
   Southeast Chicago Energy Project, LLC (7)                  N/A          100%                  0
   Exelon Generation Company International, Inc. (8)          N/A          100%                  0
   Exelon Generation Canada Corporation (9)                     1          100%                  0



                                              4

  Exelon Enterprises Company, LLC                             100          100%            625,500
   UniGridEnergy, LLC (10)                                    N/A           50%                200
   CIC Global, LLC (11)                                       N/A           50%              4,638
   Adwin Equipment Company                                    N/A          100%              2,964
   Exelon Energy Company                                      100          100%            (40,166)
    Exelon Energy Ohio, Inc.                                1,000          100%             12,412
    AllEnergy Gas & Electric Marketing Company, LLC           N/A          100%             13,897
     Texas Ohio Gas, Inc.                                     100          100%             (9,933)
   Exelon Services, Inc.                                      100          100%              9,355
    Exelon Services Federal Group, Inc. (12)                  874          100%              7,544
   Unicom Power Holdings, Inc.                                100          100%            (23,705)
   Unicom Power Marketing, Inc.                               100          100%                N/A
      Exelon Thermal Holdings, Inc. (13)                      100          100%           (163,287)
    Northwind Chicago, LLC                                    N/A          100%             (8,254)
    Exelon Thermal Development, Inc.(14)                      100          100%             (5,551)
    Exelon Thermal Technologies, Inc.                         100          100%            (96,012)
    ETT Boston, Inc. (15)                                     100          100%             (4,977)
     Northwind Boston, LLC                                    N/A           25%               (620)
    ETT Houston, Inc.(16)                                     100          100%             (1,979)
     Northwind Houston, LLC                                   N/A           25%                128
     Northwind Houston, LP                                    N/A           25%              8,345
    ETT North America, Inc. (17)                               10          100%             (1,824)
     Northwind Thermal Technologies Canada, Inc.               10          100%             (2,191)
      ETT Canada, Inc. (18)                                    10          100%               (256)
       Northwind Windsor                                                    50%              (1,039)
    ETT National Power, Inc. (19)                             100          100%             (1,497)
     Northwind Midway, LLC                                    N/A          100%              1,130
    ETT Nevada, Inc. (20)                                     100          100%               (172)
     Northwind Aladdin, LLC                                   N/A           75%             10,567
     Northwind Las Vegas, LLC                                 N/A           50%               (553)
    ETT Arizona Inc. (21)                                     100          100%                N/A
     Northwind Arizona Development, LLC                       N/A           50%                N/A
     Northwind Phoenix, LLC                                   N/A           50%                N/A
   Exelon Communications Holdings, LLC                        N/A          100%            184,369
    AT&T Wireless PCS of Philadelphia, LLC                    N/A           49%             88,341
    PHT Holdings, LLC                                         N/A          100%             41,862
    PECO Hyperion Telecommunications (GP)                     N/A           49%             46,103
    Exelon Communications Company, LLC                        N/A          100%             39,736
   Exelon Enterprises Management, Inc.                        N/A          100%             82,783
    Exelon Capital Partners, Inc.                             N/A          100%            119,292
     Exelon Enterprises Investments, Inc.                     N/A          100%             45,118
      Enertech Capital Partners II                            N/A          6.08%             3,722
      Kinetic Ventures Fund I, LLC                            N/A         22.22%            14,503
      Kinetic Ventures Fund II, LLC                           N/A         14.30%             4,701
    EEI Telecommunications Holdings, LLC (22)                 N/A          100%                 41
     ECP Telecommunications Holdings, LLC (23)                N/A          100%             69,597
      NEON Communications, Inc.                               N/A           10%              5,775
      VITTS Network Group, Inc.                               N/A           20%                  0
      SoftComp, Inc. (PermitsNow)                             N/A           16%              2,295
      OmniChoice.com, Inc.                                    N/A           30%              5,792
      Everest Broadband Networks                              N/A           15%             20,999
      Energy Trading Company                                  N/A          100%                98
    InfraSource Inc. (24)                                     N/A          94.5%           533,754
     Trinity industries, Inc.                                   1          100%             11,893
     Chowns Communication, Inc.                                 1          100%             12,311
     VSI Group, Inc.                                          100          100%             19,885
     Michigan Trenching Services, Inc.                        250          100%             15,363
     Blair Park Services, Inc.                                 50          100%             34,721
     Infrasource Corporate Services, Inc.                     N/A          100%              3,304
     Electric Services, Inc.                                1,000          100%              8,054
     Syracuse Merit Electric, Inc.                              1          100%             16,190
     M.J. Electric, Inc.                                    1,000          100%            148,578
     Fischbach and Moore Electric, Inc.                         1          100%             32,635
     NEWCOTRA, Inc.                                             1          100%                N/A
      Fischbach and Moore, Inc.                                 1          100%              5,801
       Fischbach and Moore Electrical Contractors, Inc.         1          100%                N/A
       T.H. Green Electric Co., Inc.                            1          100%                N/A
     Sunesys, Inc.                                          3,000          100%                N/A
      Sunesys of Virginia, Inc.                               N/A          100%                N/A
     MRM Technical Group, Inc.                                  1          100%            122,408
      Aconite Corporation                                       1          100%                N/A
      Gas Distribution Contractors, Inc.                        1          100%                N/A
      Mid-Atlantic Pipeliners, Inc.                             1          100%                N/A
      Mueller Distribution Contractors, Inc.                    1          100%                N/A
      Mueller Energy Services, Inc.                             1          100%                N/A
      Mueller Pipeliners, Inc.                                  1          100%                N/A
      Mechanical Specialties Incorporated                       1          100%                N/A
      Rand-Bright Corporation                                   1          100%                N/A
     Dashiell Holdings Corporation                        354,200          100%             74,833
      Dacon Corporation                                    35,420          100%                N/A
      Dashie II Corporation                               354,200          100%                N/A
     OSP Consultants, Inc.                                 30,000          100%             62,962
      International Communications Services, Inc.               1          100%                N/A
      OSP, Inc.                                                 1          100%                N/A
      OSP Services, S.A. de C.V.                              N/A          100%                N/A
      OSP Telecom, Inc.                                         1          100%                N/A
      OSP Telcomm de Mexico, S.A. de C.V.                     N/A          100%                N/A
      Utilities Locate & Mapping Services, Inc.                 1          100%                N/A


                                              5

      RJE Telecom, Inc.                                        1           100%                N/A
      Universal Network Services, Inc.                       N/A            49%                N/A
     Infrasource Integrated Services, Inc.                     1           100%              2,839
      EIS Engineering, Inc.                                 2,000          100%                N/A
       P.A.C.E Field Services, LLC                            N/A          100%              6,842
       P.A.C.E Environmental, LLC                             N/A          100%                N/A
     EIS Investments, LLC.                                    N/A          100%                N/A
      WCBS, LLC                                               N/A           49%                N/A

* Inactive company.

N/A Not applicable or Not Available.

Notes:
1. Exelon Power Holdings, LP was organized June 13 2001 under the jurisdiction of Delaware to hold the equity interest in Exelon Fossil Holdings, Inc.
2. Cenesco Company, LLC was organized December 31, 2001 under the jurisdiction of Delaware and formed to hold a general partnership interest in a uranium enrichment partnership.
3. Exelon Allowance Management Company, LLC was organized November 8, 2001 under the jurisdiction of Delaware with regard to EPA emissions allowance.
4. Exelon Generation Finance Company, LLC was organized June 6, 2001 under the jurisdiction of Delaware to hold Genco notes issued in June 2001.
5. Penseco Company, LLC was organized December 31, 2001 under the jurisdiction of Delaware and formed to hold a general partnership interest in a uranium enrichment partnership.
6. Port City Power, LLC was organized September 17, 2001 under the jurisdiction of Delaware to hold a turbine plant being built in Illinois.
7. Southeast Chicago Energy Project, LLC was organized August 16, 2001 under the jurisdiction of Delaware to hold a peaker plant being built in Illinois.
8. Exelon Generation Company International, Inc. was organized under the jurisdiction of Pennsylvania to acquire, develop and hold international interests.
9. Exelon Generation Canada Corporation was organized under the jurisdiction of Nova Scotia to acquire Canadian assets.
10. UniGridEnergy, LLC formerly owned by Exelon Enterprises Management, Inc.
    a subsidiary of Exelon Enterprises Company, LLC.
11. CIC Global, LLC formerly owned by Exelon Enterprises Management, Inc.
    a subsidiary of Exelon Enterprises Company, LLC.
12. Exelon Federal Services Group name change from Systems Engineering and Management Corporation, Inc.
13. Exelon Thermal Holdings, Inc. name change from UT Holdings, Inc.
14. Exelon Thermal Development, Inc, name change from Unicom Thermal Development, Inc.
15. ETT Boston, Inc. name change from Exelon Thermal Technologies Boston, Inc.
16. ETT Houston, Inc. name change from Exelon Thermal Technologies Houston, Inc.
17. ETT North America, Inc. name change from Exelon Thermal Technologies North America, Inc.
18. ETT Canada, Inc. name change from Unicom Thermal Technologies Canada, Inc.
19. ETT National Power, Inc. name change from UTT National Power, Inc.
20. ETT Nevada, Inc. name change from UTT Nevada, Inc. ETT Nevada filed for bankruptcy under Chapter 11 of the Bankruptcy Code on April 4, 2002.
21. ETT Arizona Inc. name change from UTT Phoenix, Inc.
22. EEI Telecommunications Holdings, LLC was organized in 2001 under the jurisdiction of Delaware to hold publicly traded investments.
23. ECP Telecommunications Holdings, LLC was organized in 2001 under the jurisdiction of Delaware to hold non-publicly traded investments.
24. InfraSource Inc. name change from Exelon Infrastructures, Inc.
27. OSP Telcom de Columbia, LTDA liquidated in 2001.
28. OSP Telecommunications, Ltd. liquidated in 2001.
29. Dashiell Corporation liquidated in 2001.



                                       6

30. Exelon Infrastructure Services of Pennsylvania, Inc. liquidated in 2001.
31. International Vital Solutions Group, Inc. liquidated in 2001.
32. Lyons Equipments, Inc. liquidated in 2001.
33. EIS Investments, LLC liquidated in 2001.


ITEM 2.      ACQUISITIONS OR SALES OF UTILITY ASSETS

None.


ITEM 3.      ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

  Name of Issuer and           Date and                                          Authorization
Description of Issues      Form of Transaction                Consideration       or Exemption
---------------------      -------------------                -------------     --------------
                                                                                (in thousands)

The following excludes information reported in Exelon's Rule 24 Certificate filings.

PETT                       03/01/2001 Public Offering            $805,460          Rule 52

PECO                       11/01/2001 Private Placement          $250,000          Rule 52

ITEM 4.         ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

A.      PECO

1. On March 1, 2001, PECO Energy Transition Trust refinanced $805 million of floating rate Series 1999-A Transition Bonds through the issuance by PETT of fixed-rate transition bonds. (exempt under rule 42)

2. On November 1, 2001, PECO issued, through a private placement, $250 million of its First and Refunding Mortgage Bonds, with an interest rate of 5.95% and a maturity date of November 11, 2011. Proceeds from the first mortgage bonds were used to repay a $250 million aggregate principal amount of PECO's First and Refunding Mortgage Bonds having an interest rate of 5.625% and a maturity date of November 1, 2001. (exempt under rule 42)

3. During 2001, PECO retired, through a capital contribution from Exelon to PECO, $121 million of PECO pollution control notes with an average interest rate of 7.01%. (exempt under rule 42)

4. On November 14, 2001, PECO retired, with cash, upon maturity, its $38.5 million principal amount variable rate note. (exempt under rule 42)

B.      ComEd

1. In the first quarter of 2001, ComEd retired $925,000 of its 3.125% Sinking Fund Debentures and $89 million of its 5.29% Transitional Funding Trust Notes. (exempt under rule 42)

2. In the second quarter of 2002, ComEd retired $81 million of its 5.29% Transitional Funding Trust Notes, $1 million of its 2.875% Sinking Fund Debentures, $381,000 of its 4.75% Sinking Fund Debentures, $1.5 million of its 5.875% Pollution Control Obligations and $47,875 of its 3.0% Purchase Contract Obligations. (exempt under rule 42)

3. In the third quarter, ComEd retired $1 million of its 3.875% Sinking Fund Debentures, $368,000 of its 4.625% Sinking Fund Debentures and $84 million of its 5.34% Transitional Funding Trust Notes. (exempt under rule 42)

4. In the fourth quarter of 2001, ComEd reacquired $196 million of its First Mortgage 9.875% Bonds, Series 75 due June 15, 2020 and retired $86 million of its 5.34% Transitional Funding Trust Notes. (exempt under rule 42)

ITEM 5.         INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES AS OF
                DECEMBER 31,2001.

----------------------------------------------------------------------------------------------------------------------
                                                                                                       Carrying
Investor              Investee               Type                         Quantity     Cost            Value
----------------------------------------------------------------------------------------------------------------------
ComEd                 Chicago Equity         Limited                      N/A          $1,424,055      $1,424,055
                      Fund                   Partnership

ComEd                 Dearborn Park          Common Shares                10,000       537,654         537,654
                      Corporation

ComEd                 I.L.P. Fund C/O        Venture                      N/A          250,000         250,000
                      Chicago Capital        Capital Small
                      Fund                   Business
                                             Fund

Exelon                Phoenix Foods,         Aquaponic inner              N/A          300,000         300,000
Enterprises           LLC                    city farm.
Mgmt, Inc.

ECP Telecom           Pantellos              Common shares.               538,935      4,439,210       4,439,210
Holdings, LLC         Corporation            E-procurement
                                             software and
                                             systems

ECP Telecom           Automated              Preferred shares.            1,500,000    3,000,000       3,000,000
Holdings, LLC         Power                  Internet based
                      Exchange, Inc.         electricity
                                             exchange.


Exelon                UTECH Climate          Venture capital              N/A          12,279,747      12,279,747
Enterprises           Challenge Fund,        Investment.
Invest. Inc.          LLC.

Exelon Capital        Exotrope, Inc.         Convertible                  N/A          500,000         500,000
Partners, Inc                                debentures.
                                             Communication
                                             carrier network.

Exelon Capital        Clean Air              Preferred shares.            5,000,000    5,000,000       5,000,000
Partners, Inc         Partners, Inc.         Retrofit diesel
                                             engines to burn
                                             clean fuels without
                                             losing performance.

ECP Telecom           Media Station,         Preferred shares             214,286      1,500,000       1,500,000
Holdings, LLC         Inc.                   plus warrants.               48,702
                                             On-line interactive
                                             Software.

ECP Telecom           Corechange, Inc.       Preferred shares.            2,291,242    4,500,000       4,500,000
Holdings, LLC                                Internet based
                                             Interface to
                                             access enterprise
                                             Systems.

ECP Telecom           Enerwise Global        Preferred shares.            2,000,000    4,000,000       4,000,000
Holdings, LLC         Technologies,          Energy and facility
                      Inc.                   management through
                                             software tools.


                                       8

ECP Telecom           Ikimbo, Inc.           Preferred shares.            3,239,041    3,000,000       3,000,000
Holdings, LLC                                Instant
                                             communication
                                             solutions.

ECP Telecom           Planalytics, Inc.      Preferred shares.            1,425,178    5,999,999       5,999,999
Holdings, LLC                                Supply chain.

ECP Telecom           SmartSynch, Inc.       Preferred shares.            5,494,505    5,000,000       5,000,000
Holdings, LLC                                2-way communications
                                             with electric
                                             meters.

Energy Trading        WorldWide Web          Common shares.               73,450       316,753         0
Company               Networx Corp.          Ecommerce, auctions
                      (WWWX)                 And supply chain

Energy Trading        Entrade, Inc           Common shares.               200,000      1,489,115       0
Company                                      Proprietary
                                             internet
                                             transaction
                                             technology

Exelon                Corvis Corp.           Common share                 1,071,522    2,143,043       3,461,015
Enterprises                                  Communications
Invest. Inc.                                 Equipment.
----------------------------------------------------------------------------------------------------------------------


N/A Not applicable


ITEM 6.         OFFICERS AND DIRECTORS - PART 1.

The positions of officers and directors of system companies as of December 31, 2001 were as follows:

Exelon Corporation
------------------
Board of Directors:
Edward A. Brennan
Carlos H. Cantu
Daniel L. Cooper
M. Walter D'Alessio
Bruce DeMars
G. Fred DiBona, Jr.
Sue Ling Gin
Richard H. Glanton
Rosemarie B. Greco
Edgar D. Jannotta
Corbin A. McNeill, Jr.
John M. Palms
John W. Rogers, Jr.
John W. Rowe

Ronald Rubin
Richard L. Thomas

Officers:

Corbin A. McNeill, Jr.       Co-Chief Executive Officer and Chairman
John W. Rowe                 Co-Chief Executive Officer and President
Oliver D. Kingsley Jr.       Executive VP
Pamela B. Strobel            Executive VP
George H. Gilmore            Senior VP
Ian P. McLean                Senior VP
Randall E. Mehrberg          Senior VP and General Counsel
Elizabeth A. Moler           Senior VP, Government Affairs-Federal
Honorio J. Padron            Senior VP
Gary S. Snodgrass            Senior VP and Chief Human Resources Officer
Kenneth G. Lawrence          Senior VP
Frank M. Clark               Senior VP Communications and Public Affairs
Ruth Ann M. Gillis                    Senior VP and Chief Financial Officer
David W. Woods               Senior VP
Linda C. Byus                VP Investor Relations
Ellen D. Caya                VP Audit
Jean Gibson                  VP and Corporate Controller
Paul E. Haviland             VP Corporate Development
Robert K. McDonald           VP Risk Management
J. Barry Mitchell            VP and Treasurer
Katherine K. Combs           VP and Corporate Secretary
David J. Cesareo             VP Environmental Health and Safety
Donald P. Kirchoffner        VP Communications
Virginia A. Brown            VP Human Resources Planning and Development
Assir R. DaSilva             VP Diversity
John F. Diedrich             VP Employee Health and Benefits
Victor Fonseca               VP Compensation
John R. Samolis              VP Labor and Employee Relations
Thomas D. Terry Jr.          VP and General Tax Officer
George Shicora               Assistant Treasurer
Charles S. Walls             Assistant Treasurer
Scott N. Peters              Assistant Secretary
Todd D. Cutler               Assistant Secretary

ComEd
-----

Board of Directors:

Pamela B. Strobel
John W. Rowe
Ruth Ann M. Gillis
Kenneth G. Lawrence
Corbin A. McNeill, Jr.
Officers:
Frank M. Clark               President
David R. Helwig              Executive VP, Operations
John T. Hooker               VP, External Affairs
Robert E. Berdelle           VP, Finance, & Chief Financial Officer
Sally Clair                  VP, Transmission Policy & Planning
John T. Costello             VP, Customer Service Operations
Celia David                  VP, Transmission Policy and Planning
John J. Donleavy             VP, Regional Distributions, Operations
Robert E. Dwyer, Jr          VP, Media Relations, Communication & Reporting
Anthony Jaras                VP, Electric Operations
Frank J. Jiruska             VP, Energy Services, Marketing & Sales
Arlene A. Juracek            VP, Rates & Access Implementation, Reg. Strategies,
                                   Govt. & Reg. Affairs
Joseph A. Lasky              VP, Information Technology
Ruth M. Moscovitch           VP, Strategic Initiatives
Steven T. Naumann            VP, Transmission Services
Carl L. Segneri, Jr.         VP, Regional Distributions, Operations
Ronald E. Talbot             VP, Regional Distributions, Operations
James B. Williams            VP, Project & Contract Management
Steven L. Spencer            VP, Business Services, Financial Services
J. Barry Mitchell                  VP and Treasurer
George R. Shicora            Assistant Treasurer
Charles S. Walls             Assistant Treasurer
Katherine K. Combs           Secretary
Todd D. Cutler               Assistant Secretary
Scott N. Peters              Assistant Secretary

PECO
----

Board of Directors:
John W. Rowe
Pamela B. Strobel
Ruth Ann M. Gillis
Kenneth G. Lawrence
Corbin A. McNeill, Jr.
Officers:
Kenneth G. Lawrence          President and Chief Executive Officer
Craig L. Adams               VP, Contractor and Supply Management
Ellen M. Cavanaugh           VP, Electric Supply and Transmission
Gregory N. Dudkin            VP, Customer and Marketing Services
Frank Frankowski             VP, Finance and Chief Financial Officer
Reed R. Horting              VP, Gas Supply and Transportation
J. Lindsay Johnston          VP, Human Resources
Ian P. McLean                VP, Exelon Power Team
J. Barry Mitchell               VP and Treasurer
Denis P. O'Brien             VP, Operations
Steven L. Spencer            VP, Business Services, Financial Services
Kathleen M. Walters          VP, Information Technology and Chief
                                Information Officer
Delia W. Stroud              Secretary
George R. Shicora            Assistant Treasurer
Charles S. Walls             Assistant Treasurer
Todd D. Cutler               Assistant Secretary
Scott N. Peters              Assistant Secretary

Exelon Generation
-----------------
Officers:
Corbin A. McNeill, Jr.       Chief Executive Officer and President Exelon
                                Generation
Ian P. McLean                President, Exelon Power Team
Oliver D Kingsley, Jr.       President and Chief Nuclear Officer, Exelon Nuclear
John L. Skolds               Chief Operating Officer, Exelon Nuclear
William H. Bohlke            Senior VP, Nuclear Services, Exelon  Nuclear

John B. Cotton               Senior VP, Technical Support, Exelon
                                Nuclear
Christopher M. Crane         Senior VP, MidWest Regional Operating Group,
                                Exelon Nuclear
Joseph J. Hagan              Senior VP, MidAtlantic Regional Operating Group,
                                Exelon Nuclear
Christine A. Jacobs          Senior VP, Exelon Generation; President,
                                Exelon Power
David W. Woods               Senior VP, Communications and Public Affairs,
                                Exelon Generation
Carol Anderson               VP, Information Technology, Exelon  Nuclear
William Arndt                VP, Business Operations, Exelon Nuclear
Jeffrey A. Benjamin          VP, Licensing and Regulatory, Exelon Nuclear
Robert E. Berdelle           VP, Generation
Kenneth W. Cornew            VP, Long-term Transactions, Exelon Power Team
Edward J. Cullen, Jr.        VP, General Counsel and Secretary
Joel P. Dimmette             VP, Operational Projects, Exelon Nuclear
Michael Erdlen               VP, Information Technology, Exelon Power Team
Edward Fedorchak             VP, Fuels, Exelon Power Team
Jan H. Freeman               VP, Public Affairs, Exelon Generation
James D. Guerra              VP and Controller, Exelon Nuclear
Robert J. Hovey              VP, MidWest ROG Support, Exelon Nuclear
Susan O. Ivey                VP, Short-term Transactions, Exelon Power Team
James S. Jablonski           VP, Financial Trading, Exelon Power Team
Theodore E. Jennings         VP, Outage and Project Management, Exelon Nuclear
Marilyn C. Kray              VP, Acquisition Support and Integration, Exelon
                                Nuclear
Rod Krich                    VP, Licensing Projects
Richard J. Landy             VP, Human Resources and Administration, Exelon
                                Nuclear
Charles P. Lewis             VP, Strategy and Development, Exelon Generation
James P. Malone              VP, Nuclear Fuels, Exelon Nuclear
Cornelius J. McDermott       VP, Communications, Exelon Generation
Robert K. McDonald           VP, Generation
James R. Meister             VP, Nuclear Engineering, Exelon Nuclear
Michael Metzner              VP, Finance/Analytics/Risk, Exelon Power Team
J. Barry Mitchell            VP and Treasurer
James A. Muntz               VP, Special Projects, Exelon Generation
John L. Settelen, Jr.        VP and Controller, Exelon Generation
Steven L. Spencer            VP, Business Services, Financial Services
Edward F. Sproat, III        VP, International Projects
George Vanderheyden          VP, MidAtlantic Regional Operating Support, Exelon
                                Nuclear
Bruce C. Williams            VP, Nuclear Oversight, Exelon Nuclear

Ronald J. DeGregorio         Site VP - Oyster Creek
John Doering, Jr.            Site VP - Peach Bottom Atomic Power Station
J. Michael Heffley           Site VP - Clinton Nuclear Power Station
William Levis                Site VP - Limerick Generating Station
Richard Lopriore             Site VP - Byron Station
Charles G. Pardee            Site VP - LaSalle County Station
Preston D. Swafford          Site VP - Dresden Nuclear Power Station
Timothy Tulon                Site VP - Quad Cities Nuclear Power Station
Mark E. Warner               Site VP - TMI
James D. von Suskil          Site VP - Braidwood Station
George R. Shicora            Assistant Treasurer
Charles S. Walls             Assistant Treasurer
Todd D. Cutler               Assistant Secretary
Scott N Peters               Assistant Secretary

Exelon Enterprises
Officers:
John W. Rowe                 Chair
George H. Gilmore            President & Chief Executive Officer
Patricia L. Kampling         VP, and Chief Financial Officer
Dennis E. Murphy             VP, Business Development
Herbert H. Allen, Jr         VP, Human Resources
J. Barry Mitchell            VP, and Treasurer
George R. Shicora            Assistant Treasurer
Charles S. Walls             Assistant Treasurer
Scott N. Peters              Secretary
John C. Halderman            Assistant Secretary
Todd D. Cutler               Assistant Secretary

PEPCO
-----
Board of Directors:
Corbin A. McNeill, Jr.
Christine A. Jacobs
John L. Settelen, Jr.

Officers:
Christine A. Jacobs          President
Edward J. Cullen, Jr.        Vice President and Secretary
J. Barry Mitchell            Vice President and Treasurer
George R Shicora             Assistant Treasurer
Charles S. Walls             Assistant Treasurer
Todd D. Cutler               Assistant Secretary
Scott N Peters               Assistant Secretary
Edward J. Cullen, Jr.        General Counsel

Exelon Delivery
---------------
Board of Directors:
John W. Rowe
Pamela B. Strobel
Frank M. Clark
Ruth Ann M. Gillis
Kenneth G. Lawrence
Corbin A. McNeill, Jr.
David R. Helwig
Officers:
Pamela B. Strobel            Chief Executive Officer
Kenneth G. Lawrence          President & Chief Operating Officer
Frank M. Clark               Senior Vice President
David R. Hewlig              EVP, ComEd Operations
Thomas P. Hill               VP, Finance & CFO
Glenn D. Newman              VP, Human Resources
Robert E. Dwyer, Jr.         VP, Communications
Craig L. Adams               VP, Support Services
John Hooker                  VP, Property Management
J. Barry Mitchell            VP and Treasurer
George R. Shicora            Assistant Treasurer
Charles S. Walls             Assistant Treasurer
Scott N. Peters              Secretary
Todd D. Cutler               Assistant Secretary

ITEM 6.         OFFICERS AND DIRECTORS - PART II.

Financial Connections - The following is a list, as of December 31, 2001, of all officers and directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935.

          1. Edward A. Brennan: Member of Board of Directors of Unicom and ComEd from 1995 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of Morgan Stanley, investment banker, New York, New York. Authorized pursuant to Rule 70(b).

          2. Carlos H. Cantu: Member of Board of Directors of Unicom and ComEd from 1998 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of First Tennessee National Corporation, commercial banking institution, Memphis, Tennessee. Authorized pursuant to Rule 70(b).

          3. Edgar D. Jannotta: Member of Board of Directors of Unicom and ComEd from 1994 through the merger closing; member of Board of Directors of Exelon since the merger closing, and Chairman of William Blair & Co., L.L.C., investment banker, Chicago, Illinois. Authorized pursuant to Rule 70(b).

          4. John W. Rogers: Member of Board of Directors of Unicom and ComEd from 1999 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of Bank One Corporation, commercial banking institution, Chicago, Illinois. Authorized pursuant to Rule 70(a).

          5. John W. Rowe: Member of Board of Directors of Unicom and ComEd from 1998 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of Fleet Boston Financial, commercial banking institution, Boston Massachusetts. Authorized pursuant to Rule 70(b).


ITEM 6.         OFFICER AND DIRECTORS - PART III.

(a), (b) and (c) Directors' and Executive Officers' Compensation, Interests in Securities and Transactions with System Companies.

        Information concerning compensation, interests in system securities, and transactions with system companies is set forth in Exhibits A.1 and A.2 to this Form U5S and is incorporated herein by reference.

(d)     Indebtedness of Directors or Executive Officers to System Companies.

        None.

(e) Directors' and Executive Officers' Participation in Bonus and Profit-Sharing Arrangements and Other Benefits.

        See Exhibit A.2 for descriptions of the participation of directors and executive officers of System companies in bonus and profit-sharing arrangements and other benefits.

(f)     Directors' and Executive Officers' rights to Indemnity.

        The state laws under which each of the companies is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of the companies' charters or by-laws also provides for indemnification of directors and officers. In addition, directors and executive offices of Exelon and all subsidiary companies are insured under directors' and officers' liability policies.


ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS

Item 1.   Political Contributions.

Name of
Company        Beneficiaries                       Purpose          Amount
------------------------------------------------------------------------------
Genco          Republicans Governor Assoc.      Building Fund        $70,000
PECO           Republicans Governor Assoc.      Building Fund        $30,000

Several System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.

Item 2. Citizens Groups and Public Relations.
         Contributions were made to various chambers of commerce, industry groups, and other groups for civic purposes.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. INTERCOMPANY SALES AND SERVICE

Exelon reports intercompany service, sales and construction contracts on:

1.   Form U-13-60, Annual Report for Service Company.
2.   Form U-9C-3, Quarterly Report Pursuant to Rule 58.
3. Certificate of Notification, Semi-annual report on non-service company transactions.


Part II. The System companies had no contracts to purchase services or goods during 2001 from any affiliated (other than a System company) or from a company, in which any officer or director of the receiving company is a partner or owns 5 percent of more of any class of equity securities, except as reported in Item 6.

Part III. The System companies do not employ any other person for the performance on a continuing basis of management, supervisory or financial advisory services.


ITEM 9.         WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Required information for investment in wholesale generation and foreign utility companies as of December 31, 2001.

(a) Company name, business address, facilities and interest held;
(b) Capital invested, recourse debt, guarantees and transfer of assets and affiliates.
(c) Ratio of debt to common equity and earnings.

(d) Contracts for services, sales or construction with affiliates.

Part 1

(a)      Sithe Energies, Inc. (Sithe).

           335 Madison Avenue, 28th Fl. New York, New York 10017.

           Owns and operates power generators in North America with a net generation capacity of 3,371 MW.

           Exelon Fossil Holdings, Inc. owns 49.9% of Sithe and holds the option to purchase the remaining 50.1% interest in Sithe between December 2002 and December 2005 at a price based on prevailing market conditions.

(b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

           Sithe debt for which there is recourse to Exelon or the system companies - None.

           Guarantees by the registered holding company - None.

           Transfer of assets from an affiliate to Sithe - None.

(c)      Ratio of debt to common equity - 1.7 to 1.

           Earnings - Information on earnings is filed herewith confidentially on Form SE.

(d)      Contracts with affiliates - None.


(a)      AmerGen Energy Company, L.L.C. (AmerGen)

          200 Exelon Way, Suite 345 Kennett Square, Pennsylvania 19348.

          Owns and operates Clinton Nuclear Power Station, Three Mile Island Unit No. 1 Nuclear Generating Facility, and Oyster Creek Nuclear Generation Facility with an aggregate capacity of 2,398 MW.

          Genco owns a 50% interest in AmerGen.

(b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

           AmerGen debt for which there is recourse to Exelon or the system companies - None.

           Guarantees by the registered holding company - Genco has agreed to provide up to $100 million to AmerGen at any time for operating expenses. Exelon anticipates that Genco's capital expenditures will be funded by internally generated funds, Genco borrowings or capital contributions from Exelon. Genco's borrowings may be initially guaranteed by Exelon as a result of Genco's lack of separate operational history.

           Transfer of assets from an affiliate to AmerGen - None.

     (c)  Ratio of debt to common equity - .52 to 1.

          Earnings - Information on earnings is filed herewith confidentially on Form SE.

     (d) Contracts with affiliates - As permitted by the Merger U-1, AmerGen receives services from Exelon Generation including engineering, regulatory support, systems integration, accounting and general services. Exelon Generation provides operation and support services to the nuclear facilities owned by AmerGen pursuant to a Service Agreement dated as of March 1, 1999. This service agreement has an indefinite term and may be terminated by Genco or by AmerGen on 90 days notice. Genco provided AmerGen with services valued at $80 million, at cost, pursuant to the Service Agreement.

          Exelon Generation has entered into two power agreements dated with AmerGen wherein (1) Exelon has agreed to purchase from AmerGen all the energy from Three Mile Island after December 31, 2001 through December 31, 2014, and (2) Exelon Generation has agreed to purchase from AmerGen all the residual energy from the Clinton Nuclear Station, through December 31, 2002. In 2001 the residual output approximates 25% of the total output of Clinton.

     (a)  ExTex LaPorte Limited Partnership (ExTex)

          300 Exelon Way, Kennett Square, PA 19348.

          ExTex owns a 160 MW peaking plant in LaPorte, Texas which commenced operation in 2001.

          Exelon Peaker Development Limited, LLC and Exelon Peaker Development General, LLC. own 99% and 1%, respectively, of ExTex.


         b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

          ExTex debt for which there is recourse to Exelon or the system companies - None.

          Guarantees by the registered holding company - ExTex LaPorte executed a Purchase and Sale Agreement to acquire the Mountain Creek and Handley power plants from TXU for $443 million. The plants, located in Texas, have a rated net dependable capacity of 2,334 MW. The obligations of ExTex LaPorte under the Purchase and Sale Agreement are guaranteed by Exelon Generation.

          Transfer of assets from an affiliate to ExTex - None.

     (c) Ratio of debt to common equity - No debt.

          Earnings - Information on earnings is filed herewith confidentially on Form SE.

     (d) Contracts with affiliates - None.

Exelon does not have any investments in foreign utility companies.

Part II

          An organization chart showing the relationship of each EWG to other system companies is included as Exhibit H.


Part III

          As determined pursuant to the December 8, 2000 Order (Release No. 35-27296: 70-9693) the Modified Rule 53 Test applicable to Exelon's investments in EWGs and FUCOs issued in connection with the Financing U-1, is $4,000.0 million. At December 31, 2001, Exelon's "aggregate investment" (as defined in rule 53(a) under PUHCA) in all EWGs and FUCOs was approximately $810.2 million, and accordingly, at December 31, 2001, Exelon's remaining investment capacity under the Modified Rule 53 Test was approximately $3,189.8 million.


ITEM 10.        FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS

Exelon Corporation and Subsidiaries

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001

                                                     Exelon Corporation Consolidating
                                                     --------------------------------------------------------------
                                                                                      *                   *
                                                                Exelon
                                                               Corporation      Exelon Rounding         Exelon
(in millions)                                                 Consolidated      And Elimination      Corporation

Operating Revenue                                                  $ 15,140
Intercompany Electric Revenue                                             -
-------------------------------------------------------------------------------------------------------------------
  Total Revenues                                                     15,140
Operating Expenses
  Fuel and Purchased Power                                            5,313
  Intercompany Purchased Pwr                                              -
  Other Intercompany Purchases and Expenses                               -
  Operating and Maintenance                                           4,393
  Depreciation and Amortization                                       1,449
 Taxes Other than Income                                                623
-------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses                                        11,778
-------------------------------------------------------------------------------------------------------------------
Operating Income                                                      3,362
-------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense                                                   (1,107)
  Distributions on Preferred Securities of Subs                         (49)
  Earnings (losses) of Unconsolidated Affiliates                         62
  Other, net                                                             79
  Intercompany Interest Inc                                               -
  Intercompany Interest Exp                                               -
-------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions                               (1,015)
-------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item, and
  Change in Acctg Principle Acct                                      2,347
Total Income Taxes                                                      931
-------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and Change in Acctg Principle Acct   1,416
Extraordinary Items (Net of Income Tax)                                   -
Income before Change in Accounting Principle                          1,416
Cumulative effect of Change in Accounting Principle-                     12
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)                                                  $ 1,428
-------------------------------------------------------------------------------------------------------------------


                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.


                                                                 20

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001


                                                     Exelon Corporation Consolidating
                                                     --------------------------------------------------------------

                                                           *              *               *                  *
                                                                        Unicom         Exelon             Exelon
                                                         Unicom        Resources      Business        Energy Delivery
(in millions)                                           Assurance        Inc.       Services Co.         Co Consol.

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and Change
 in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in Accounting
 Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------------






                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 21

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001


                                                     Exelon Corporation Consolidating
                                                     --------------------------------------------------------------

                                                               *                      *
                                                             Exelon                Unicom
                                                            Ventures           Investment, Inc.
(in millions)                                            Co Consolidated         Consolidated

Operating Revenue
Intercompany Electric Revenue
--------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
--------------------------------------------------------------------------------------------------
     Total Operating Expenses
--------------------------------------------------------------------------------------------------
Operating Income
--------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
--------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
--------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
--------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
--------------------------------------------------------------------------------------------------
Net Income  (Loss)
--------------------------------------------------------------------------------------------------

                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 22

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001




                                                     Unicom Investment, Inc. Consolidating
                                                     ------------------------------------------------------------------------------
                                                               *                     *                      *
                                                            Unicom                 Unicom
                                                        Investment, Inc.      Investment, Inc.            Unicom
(in millions)                                             Consolidated         Elimination Co        Investment, Inc.

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------


                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 23

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Unicom Investment, Inc. Consolidating
                                                     ------------------------------------------------------------------------------

                                                               *                     *                      *

                                                            Scherer                Scherer               Scherer
(in millions)                                           Holdings 1, LLC        Holdings 2, LLC       Holdings 3, LLC

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------


                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 24

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Unicom Investment, Inc. Consolidating
                                                     ------------------------------------------------------------------------------

                                                               *                     *                      *

                                                            Wansley                Wansley            Spruce Holdings
(in millions)                                           Holdings 1, LLC        Holdings 2, LLC         G.P. 2000 LLC

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 25

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     Unicom Investment, Inc. Consolidating
                                                     ------------------------------------------------------------------------------

                                                                *                       *

                                                         Spruce Holdings         Spruce Holdings
(in millions)                                             L.P. 2000 LLC            Consolidated

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 26

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Spruce Holdings Consolidating
                                                     ------------------------------------------------------------------------------
                                                           *                    *                 *                    *

                                                    Spruce Holdings      Spruce Holdings     Spruce Equity       Spruce Holdings
(in millions)                                         Consolidated       Elimination Co.     Holdings L.P.            Trust

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 27

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                          Energy Delivery Co. Consolidating
                                                          --------------------------------------------------------------------------
                                                               *                      *                     *
                                                          Exelon Energy         Exelon Energy         Exelon Energy
                                                            Delivery               Delivery              Delivery
(in millions)                                            Co Consolidated        Elimination Co           Co.,LLC

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 28

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                          Energy Delivery Co. Consolidating
                                                          --------------------------------------------------------------------------

                                                               *                       *
                                                          Commonwealth                PECO
                                                         Edison Company              Energy
(in millions)                                             Consolidated            Consolidated

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 29

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     Commonwealth Edison Company Consolidating
                                                     ------------------------------------------------------------------------------
                                                               *                       *
                                                          Commonwealth            Commonwealth           Commonwealth
                                                         Edison Company          Consolidating          Edison Company
(in millions)                                            Consol Ex Corp         Reclass Ex Corp          Consolidated

Operating Revenue                                                                                                  $ 6,125
Intercompany Electric Revenue                                                                                           81
---------------------------------------------------------------------------------------------------------------------------
  Total Revenues                                                                                                     6,206
Operating Expenses
  Fuel and Purchased Power                                                                                              14
  Intercompany Purchased Pwr                                                                                         2,656
  Other Intercompany Purchases and Expenses                                                                            148
  Operating and Maintenance                                                                                            833
  Depreciation and Amortization                                                                                        665
 Taxes Other than Income                                                                                               296
---------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses                                                                                        4,612
---------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                                                     1,594
---------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense                                                                                                    (555)
  Distributions on Preferred Securities of Subs                                                                        (30)
  Earnings (losses) of Unconsolidated Affiliates                                                                         0
  Other, net                                                                                                            35
  Intercompany Interest Inc                                                                                             79
  Intercompany Interest Exp                                                                                            (10)
---------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions                                                                                (481)
---------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct                                                                                  1,113
Total Income Taxes                                                                                                     506
---------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct                                                                                        607
Extraordinary Items (Net of Income Tax)                                                                                  -
Income before Change in Accounting Principle                                                                           607
Cumulative effect of Change in
Accounting Principle-                                                                                                    -
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)                                                                                                   $ 607
---------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 30

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Commonwealth Edison Company Consolidating
                                                     ------------------------------------------------------------------------------

                                                               *                       *                      *
                                                          Commonwealth            Commonwealth
                                                         Edison Company          Edison Company          Commonwealth
(in millions)                                                Reclass             Elimination Co         Edison Company

Operating Revenue
Intercompany Electric Revenue
--------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
--------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
--------------------------------------------------------------------------------------------------------------------------
Operating Income
--------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
--------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
--------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
--------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
--------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
--------------------------------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 31

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     Commonwealth Edison Company Consolidating
                                                     ------------------------------------------------------------------------------

                                                               *                  *               *
                                                         Commonwealth
                                                         Edison Company          COMED          COMED
(in millions)                                           of Indiana, Inc.      Financing I    Financing I

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 32

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     Commonwealth Edison Company Consolidating
                                                     ------------------------------------------------------------------------------

                                                             *                    *                         *
                                                           Unicom                                         Edison
                                                           Health           ComEd Funding           Development Canada
(in millions)                                            Management        LLC Consolidated            Consolidated

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 33

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     ComEd Funding, LLC Consolidating
                                                     ------------------------------------------------------------------------------
                                                                *                         *                        *

                                                          ComEd Funding           ComEd Funding, LLC             ComEd
(in millions)                                            LLC Consolidated           Elimination Co            Funding LLC

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 34

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001








                                                     ComEd Funding, LLC Consolidating
                                                     ------------------------------------------------------------------------------
                                                              *
                                                           ComEd
                                                        Transitional
(in millions)                                           Funding Trust

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 35

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Edison Development Canada Consolidating
                                                     ------------------------------------------------------------------------------
                                                                *                          *                       *
                                                              Edison                     Edison                  Edison
                                                        Development Canada         Development Canada         Development
(in millions)                                            Inc. Consolidated           Elimination Co           Canada, Inc.

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 36

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Edison Development Canada Consolidating
                                                     ------------------------------------------------------------------------------

                                                             *
                                                          Edison
                                                         Financing
(in millions)                                           Partnership

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 37

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001









                                                     PECO Energy Company Consolidating
                                                     -----------------------------------------------------------------------------
                                                               *                      *
                                                           PECO Energy            PECO Energy            PECO Energy
                                                             Company                Company                Company
(in millions)                                            Consol Ex Corp        Reclass Ex Corp          Consolidated

Operating Revenue                                                                                                  $ 3,953
Intercompany Electric Revenue                                                                                           12
---------------------------------------------------------------------------------------------------------------------------
  Total Revenues                                                                                                     3,965
Operating Expenses
  Fuel and Purchased Power                                                                                             640
  Intercompany Purchased Pwr                                                                                         1,162
  Other Intercompany Purchases and Expenses                                                                             60
  Operating and Maintenance                                                                                            527
  Depreciation and Amortization                                                                                        416
 Taxes Other than Income                                                                                               161
---------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses                                                                                        2,966
---------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                                                       999
---------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense                                                                                                    (405)
  Distributions on Preferred Securities of Subs                                                                        (10)
  Earnings (losses) of Unconsolidated Affiliates                                                                         0
  Other, net                                                                                                            36
  Intercompany Interest Inc                                                                                             10
  Intercompany Interest Exp                                                                                             (8)
---------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions                                                                                (377)
---------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct                                                                                    622
Total Income Taxes                                                                                                     197
---------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct                                                                                        425
Extraordinary Items (Net of Income Tax)                                                                                  -
Income before Change in Accounting Principle                                                                           425
Cumulative effect of Change in
Accounting Principle-                                                                                                    -
Preferred Stock Dividends                                                                                              (10)
---------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)                                                                                                   $ 415
---------------------------------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 38

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     PECO Energy Company Consolidating
                                                     -----------------------------------------------------------------------------

                                                               *                     *                     *
                                                           PECO Energy           PECO Energy
                                                             Company               Company            PECO Energy
(in millions)                                                Reclass           Elimination Co           Company

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 39

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     PECO Energy Company Consolidating
                                                     -----------------------------------------------------------------------------
                                                               *                    *                   *
                                                                                PECO Energy       Adwin Realty
                                                          PECO Energy             Capital            Company
(in millions)                                           Transition Trust       Consolidated       Consolidated

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 40

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     PECO Energy Company Consolidating
                                                     -----------------------------------------------------------------------------

                                                                *                    *
                                                                                   Extel
                                                        PECO Wireless, LP       Corporation
(in millions)                                              Consolidated             LLC

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 41

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     Adwin Realty Company Consolidating
                                                    ---------------------------------------------------------------------------
                                                             *                 *                  *
                                                       Adwin Realty       Adwin Realty
                                                          Company           Company         Adwin Realty
(in millions)                                          Consolidated     Elimination Co.        Company

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 42

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Adwin Realty Company Consolidating
                                                    ---------------------------------------------------------------------------

                                                              *                 *              *             *

                                                          Route 213        Signa Joint                  Riverwatch
(in millions)                                         Enterprises, Inc.       Venure       Route 724    Associates

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 43

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     PECO Wireless, LP Consolidating
                                                     ---------------------------------------------------------------------------
                                                                *                        *                         *

                                                        PECO Wireless, LP        PECO Wireless, LP
(in millions)                                              Consolidated            Elimination Co          PECO Wireless, LP

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 44

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     PECO Wireless, LP Consolidating
                                                     ---------------------------------------------------------------------------

                                                               *                   *

                                                         ATNP Finance        PEC Financial
(in millions)                                               Company          Services, LLC

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 45

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     PECO Energy Capital Consolidating
                                                     ----------------------------------------------------------------------------
                                                              *                  *                 *                  *
                                                         PECO Energy       PECO Energy
                                                        Capital Corp       Capital Corp       PECO Energy        PECO Energy
(in millions)                                           Consolidated      Elimination Co     Capital Corp        Capital LP

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------------------------------


                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 46

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Ventures Company Consolidating
                                                     ----------------------------------------------------------------------------

                                                               *                      *                     *
                                                        Exelon Ventures                   Exelon Ventures
                                                          Company, LLC          Company, LLC         Exelon Ventures
(in millions)                                             Consolidatd          Elimination Co          Company, LLC

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------------










                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 47

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Ventures Company Consolidating
                                                     ----------------------------------------------------------------------------

                                                               *                     *
                                                            Exelon                 Exelon
                                                        Enterprises Co,        Generation Co,
(in millions)                                          LLC Consolidated        Consol Ex Corp

Operating Revenue
Intercompany Electric Revenue
--------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
--------------------------------------------------------------------------------------------------
     Total Operating Expenses
--------------------------------------------------------------------------------------------------
Operating Income
--------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
--------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
--------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
--------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
--------------------------------------------------------------------------------------------------
Net Income  (Loss)
--------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 48

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Enterprises Co. Consolidating
                                                     ----------------------------------------------------------------------------

                                                                *                        *                       *
                                                              Exelon           Exelon Enterprises
                                                         Enterprises Co,           Company, LLC          Exelon Enterprises
(in millions)                                            LLC Consolidated         Elimination Co.           Company, LLC

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 49

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Exelon Enterprises Co. Consolidating
                                                     ----------------------------------------------------------------------------
                                                           *              *                 *                 *
                                                         Adwin          Exelon           UNICOM            UNICOM
                                                       Equipment    Services, Inc.        Power             Power
(in millions)                                           Company      Consolidated     Holding, Inc.    Marketing, Inc.

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 50

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Enterprises Co. Consolidating
                                                     ----------------------------------------------------------------------------
                                                               *                    *                    *
                                                            Exelon
                                                       Thermal Holdings     Infrasource, Inc.      Exelon Energy
(in millions)                                          Inc. consolidated       Consolidated       Co Consolidated

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 51

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Enterprises Co. Consolidating
                                                     ----------------------------------------------------------------------------

                                                                  *                      *
                                                               Exelon
                                                       Enterprises Mgmnt, Inc.          UESI
(in millions)                                                Consolidated           Consolidated

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 52

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Energy Co. Consolidating
                                                     ----------------------------------------------------------------------------
                                                              *                     *                     *

                                                        Exelon Energy       Exelon Energy Co        Exelon Energy
(in millions)                                          Co Consolidated       Elimination Co       Corp Consolidatd

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 53

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Exelon Energy Co. Consolidating
                                                     ----------------------------------------------------------------------------
                                                                 *                       *
                                                          All Energy Gas &
                                                         Electric Marketing        Exelon Energy
(in millions)                                           Co, LLC Consolidated        Ohio, Inc.

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 54

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     InfraSource Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                             *                *              *
                                                        InfraSource     InfraSource
                                                           Inc.             Inc.        InfraSource
(in millions)                                           Consolidated     Elimination        Inc.

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 55

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     InfraSource Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                            *                *            *             *
                                                       InfraSource          OSP          VSI           EIS
                                                        Integrated      Consultants      Group     Engineering
(in millions)                                        Services, Inc.         Inc.         Inc.          Inc.

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------------------








                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 56

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     InfraSource Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                          *            *             *            *            *
                                                      Blair Park   Electric      Dashiell        MJ        Fischbach
                                                       Services     Services     Holdings      Electric     & Moore
(in millions)                                            Inc.         Inc.      Corporation      Inc.    Electric, Inc.

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 57

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001







                                                     InfraSource Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                            *             *              *
                                                        Syracuse         MRM          Michigan
                                                          Merit       Technical      Trenching
(in millions)                                         Electric, Inc.  Group, Inc.  Services, Inc.

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 58

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001








                                                     InfraSource Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                           *           *
                                                        Trinity      Chowns
                                                       Industries     Comm.
(in millions)                                             Inc.        Inc.

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 59

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Thermal Holdings, Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                              *                    *                   *
                                                        Exelon Thermal       Exelon Thermal      Exelon Thermal
                                                        Holdings, Inc.       Holdings, Inc.      Holdings, Inc.
(in millions)                                            Consolidated         Eliminations          Reclass

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 60

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001




                                                     Exelon Thermal Holdings, Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                              *                     *                       *
                                                        Exelon Thermal        Exelon Thermal          Exelon Thermal
                                                           Holdings            Technologies            Development
(in millions)                                                Inc.                  Inc.                    Inc.

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 61

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Exelon Thermal Holdings, Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                             *               *             *             *
                                                         Northwind          ETT           ETT         Northwind
                                                          Chicago          Boston       Houston        Midway
(in millions)                                               LLC             Inc.          Inc.           LLC

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 62

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Exelon Thermal Holdings, Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                           *               *              *               *
                                                           ETT            ETT            ETT          ETT North
                                                        National        Arizona         Nevada      America, Inc.
(in millions)                                          Power, inc.        Inc.           Inc.        Consolidated

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 63

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001



                                                     ETT North America Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                             *                 *                *
                                                         ETT North         ETT North        ETT North
                                                       America, Inc.     America, Inc.       America
(in millions)                                           Consolidated     Eliminations          Inc.

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 64

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     ETT North America Inc. Consolidating
                                                     ----------------------------------------------------------------------------
                                                           *                   *
                                                           ETT          Northwind Thermal
                                                         Canada           Technologies
(in millions)                                             Inc.            Canada, Inc.

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 65

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     All Energy Gas & Electric Marketing Consolidating
                                                     ----------------------------------------------------------------------------
                                                                 *                        *                        *
                                                          All Energy Gas &        All Energy Gas &
                                                         Electric Marketing       Electric Marketing      Texas Ohio Gas Inc.
(in millions)                                           Co, LLC Consolidated        Eliminating Co              Boston

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 66

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     All Energy Gas & Electric Marketing Consolidating
                                                     ----------------------------------------------------------------------------

                                                                 *

                                                        Texas Ohio Gas Inc.
(in millions)                                                  Ohio

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 67

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001




                                                     Exelon Enterprises Management Consolidating
                                                     ----------------------------------------------------------------------------
                                                                  *                            *
                                                                Exelon                       Exelon
                                                       Enterprises Mgmnt, Inc.      Enterprises Mgmnt, Inc.
(in millions)                                                Consolidated                Elimination Co

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 68

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Enterprises Management Consolidating
                                                     ----------------------------------------------------------------------------

                                                              *                      *
                                                           Exelon                 Exelon
                                                         Enterprises      Capital Partners , Inc.
(in millions)                                            Mgmnt, Inc.           Consolidated

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 69

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001




                                                     Exelon Capital Partners, Inc Consolidating
                                                     ----------------------------------------------------------------------------
                                                                 *                          *                   *
                                                               Exelon                    Exelon               Exelon
                                                      Capital Partners , Inc.    Capital Partners , Inc.     Capital
(in millions)                                               Consolidated             Elimination Co       Partners , Inc.

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------------------------------------








                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 70

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Capital Partners, Inc Consolidating
                                                     ----------------------------------------------------------------------------
                                                                *                       *
                                                               ECP             Exelon Enterprises
                                                        Telecomunications       Investments, Inc.
(in millions)                                           LLC, Consolidated         Consolidated

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 71

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     ECP Telecom. Consolidating
                                                     ----------------------------------------------------------------------------
                                                              *                  *             *            *
                                                             ECP                ECP           ECP         Energy
                                                        Telecom. LLC       Telecom. LLC     Telecom      Trading
(in millions)                                           Consolidated        Elimination       LLC        Company

Operating Revenue
Intercompany Electric Revenue
---------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
---------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
---------------------------------------------------------------------------------------------------------------------
Operating Income
---------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
---------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
---------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
---------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
---------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
---------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 72

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Enterprises Investments Consolidating
                                                     ----------------------------------------------------------------------------
                                                                *                        *
                                                        Exelon Enterprises      Exelon Enterprises
                                                        Investments, Inc.        Investments, Inc.
(in millions)                                              Consolidated           Elimination Co

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 73

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                      Exelon Enterprises Investments Consolidating
                                                     ----------------------------------------------------------------------------
                                                               *                          *
                                                                                          EEI
                                                       Exelon Enterprises          Telecomunications
(in millions)                                           Investments, Inc.       Holding, Co Consolidated

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 74

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     EEI Telecom. Holding Consolidating
                                                     ----------------------------------------------------------------------------
                                                                   *                          *
                                                                  EEI                        EEI
                                                            Telecom. Holding          Telecom. Holding
(in millions)                                               Co Consolidated            Co Elimination

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 75

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     EEI Telecom. Holding Consolidating
                                                     ----------------------------------------------------------------------------
                                                                *                     *
                                                               EEI                  Exelon
                                                            Telecom.            Communications
(in millions)                                              Holding, Co         LLC Consolidated

Operating Revenue
Intercompany Electric Revenue
--------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
--------------------------------------------------------------------------------------------------
     Total Operating Expenses
--------------------------------------------------------------------------------------------------
Operating Income
--------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
--------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
--------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
--------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
--------------------------------------------------------------------------------------------------
Net Income  (Loss)
--------------------------------------------------------------------------------------------------





                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 76

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Communications Consolidating
                                                     ----------------------------------------------------------------------------
                                                                   *                        *                          *
                                                                 Exelon                  Exelon                     Exelon
                                                             Communications          Communications             Communications
(in millions)                                               LLC Consolidated       LLC, Elimination Co                LLC

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 77

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Exelon Communications Consolidating
                                                     ----------------------------------------------------------------------------
                                                            *                  *
                                                                             Exelon
                                                       PHT Holdings      Communications
(in millions)                                              LLC               Co LLC

Operating Revenue
Intercompany Electric Revenue
-------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-------------------------------------------------------------------------------------------
     Total Operating Expenses
-------------------------------------------------------------------------------------------
Operating Income
-------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-------------------------------------------------------------------------------------------
Net Income  (Loss)
-------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 78

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Generation Consolidating
                                                     ----------------------------------------------------------------------------
                                                               *                     *
                                                            Exelon                 Exelon                Exelon
                                                        Generation Co,         Generation Co,        Generation Co,
(in millions)                                           Consol Ex Corp        Reclass Ex Corp       LLC Consolidated

Operating Revenue                                                                                               $ 2,946
Intercompany Electric Revenue                                                                                     4,102
------------------------------------------------------------------------------------------------------------------------
  Total Revenues                                                                                                  7,048
Operating Expenses
  Fuel and Purchased Power                                                                                        4,093
  Intercompany Purchased Pwr                                                                                        125
  Other Intercompany Purchases and Expenses                                                                         189
  Operating and Maintenance                                                                                       1,338
  Depreciation and Amortization                                                                                     282
 Taxes Other than Income                                                                                            149
------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses                                                                                     6,176
------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                                                    872
------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense                                                                                                 (115)
  Distributions on Preferred Securities of Subs                                                                       -
  Earnings (losses) of Unconsolidated Affiliates                                                                     90
  Other, net                                                                                                         (8)
  Intercompany Interest Inc
  Intercompany Interest Exp                                                                                           -
------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions                                                                              (33)
------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct                                                                                 839
Total Income Taxes                                                                                                  327
------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct                                                                                     512
Extraordinary Items (Net of Income Tax)                                                                               -
Income before Change in Accounting Principle                                                                        512
Cumulative effect of Change in
Accounting Principle-                                                                                                12
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)                                                                                                $ 524
------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 79

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Exelon Generation Consolidating
                                                     ----------------------------------------------------------------------------
                                                              *                    *                   *              *
                                                           Exelon                Exelon              Exelon        Penesco
                                                       Generation Co,        Generation Co,        Generation      Company
(in millions)                                              Reclass         LLC Elimination Co       Company          LLC

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 80

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001




                                                     Exelon Generation Consolidating
                                                     ----------------------------------------------------------------------------
                                                          *              *               *                 *
                                                       Cenesco      Susquehanna        Exelon           Exelon
                                                       Company       Electric        Generation        Allowance
(in millions)                                            LLC          Company        Finance Co      Management Co

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 81

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001






                                                     Exelon Generation Consolidating
                                                     ----------------------------------------------------------------------------
                                                             *                   *                    *                    *
                                                       Exelon Peaker           Exelon                PECO            Exelon Peaker
                                                        Development        Power Holding         Energy Power       Development Ltd.
(in millions)                                           General, LLC      LP, Consolidated     Co, Consolidated    LLC, Consolidated

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 82

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Power Holding Consolidating
                                                     ----------------------------------------------------------------------------
                                                              *                    *                 *                 *
                                                            Exelon              Exelon            Exelon            Exelon
                                                        Power Holding        Power Holding         Power            Fossil
(in millions)                                          LP, Consolidated     LP, Elimination    Holdings, LP      Holdings, Inc

Operating Revenue
Intercompany Electric Revenue
----------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
----------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
----------------------------------------------------------------------------------------------------------------------------------
Operating Income
----------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
----------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
----------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
----------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
----------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
----------------------------------------------------------------------------------------------------------------------------------




                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 83

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     PECO Energy Power Consolidating
                                                     ----------------------------------------------------------------------------
                                                               *                     *               *                     *
                                                          PECO Energy               PECO            PECO              Susquehanna
                                                           Power Co.            Energy Power       Energy                Power
(in millions)                                            Consolidated           Elimination      Power, Co              Company

Operating Revenue
Intercompany Electric Revenue
-----------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
-----------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income
-----------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
-----------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
-----------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
-----------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
-----------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
-----------------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                                                                 84

                     Exelon Corporation Consolidating Income Statement for the Period Ending December 31, 2001





                                                     Exelon Peaker Development Consolidating
                                                     ----------------------------------------------------------------------------
                                                               *                       *                    *                  *
                                                         Exelon Peaker           Exelon Peaker        Exelon Peaker
                                                        Development Ltd.       Development Ltd.      Development Ltd.       Ex Tex
(in millions)                                          LLC, Consolidated      LLC, Elimination Co          LLC            LaPorte LP

Operating Revenue
Intercompany Electric Revenue
------------------------------------------------------------------------------------------------------------------------------------
  Total Revenues
Operating Expenses
  Fuel and Purchased Power
  Intercompany Purchased Pwr
  Other Intercompany Purchases and Expenses
  Operating and Maintenance
  Depreciation and Amortization
 Taxes Other than Income
------------------------------------------------------------------------------------------------------------------------------------
     Total Operating Expenses
------------------------------------------------------------------------------------------------------------------------------------
Operating Income
------------------------------------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense
  Distributions on Preferred Securities of Subs
  Earnings (losses) of Unconsolidated Affiliates
  Other, net
  Intercompany Interest Inc
  Intercompany Interest Exp
------------------------------------------------------------------------------------------------------------------------------------
     Total Other Income and Deductions
------------------------------------------------------------------------------------------------------------------------------------
Net Income Before Taxes, Extraordinary Item,
 and Change in Acctg Principle Acct
Total Income Taxes
------------------------------------------------------------------------------------------------------------------------------------

Income Before Extraordinary Item and
 Change in Acctg Principle Acct
Extraordinary Items (Net of Income Tax)
Income before Change in Accounting Principle
Cumulative effect of Change in
Accounting Principle-
Preferred Stock Dividends
------------------------------------------------------------------------------------------------------------------------------------
Net Income  (Loss)
------------------------------------------------------------------------------------------------------------------------------------



                                                 * CONFIDENTIAL TREATMENT REQUESTED
                                                    May not add due to rounding.

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                  Exelon Corporation Consolidating
                                                  ----------------------------------------------------------------------------------
                                                                         *                  *             *                *
                                                     Exelon
(in millions)                                       Corporation    Exelon Rounding        Exelon        Unicom           Unicom
Assets                                             Consolidated    And Elimination     Corporation     Assurance    Resources, Inc.
Current Assets
  Cash and Cash Equivalents                            $ 485
  Restricted Cash                                        372
  A/R - Customers                                      1,687
  A/R - Affiliates                                         -
  A/R - Other                                            472
  Inventories - Fossil Fuel                              222
  Inventories - Materials and Supplies                   249
  Deferred Income Taxes                                   23
  Other                                                  272
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets                              3,782
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment                          13,742
Deferred Debits and Other Assets                           -
  Regulatory Asset                                     6,423
  Investments - Decomm                                 3,165
  Investments                                          1,666
  Goodwill, net                                        5,335
  Other                                                  708
  Notes Receivable/Payable - Affiliates                    -
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets                 17,297
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                        $ 34,821
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable                                        $ 360
  L-T Debt Due Within One Year                         1,406
  Payable to Affiliates                                    -
  Accounts payable                                       964
  Accrued Expenses                                     1,182
  Other Current Liabilities                              505
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities                         4,417
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt                                        12,876
Deferred Credits and Other Liabilities
  Deferred Income Taxes                                4,303
  Unamortized Investment Tax Credits                     316
  Other Noncurrent Liab - Decomm                       1,314
  Pension Obligation                                     334
  Post Retirement Benefits Obligation                    847
  Spent Fuel obligation                                  843
  Long Term Debt - Affiliates                              -
  Other                                                  728
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities                 8,685
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries                     612
  Common Stock                                         6,930
  Receivable from Parent                                   -
  Deferred Compensation                                   (2)
  Retained Earnings (Accumulated Deficit)              1,200
  Accumulated OCI                                        102
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity                              8,230
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity          $ 34,821
------------------------------------------------------------------------------------------------------------------------------------
Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001


                                                                 86

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                  Exelon Corporation Consolidating
                                                  ----------------------------------------------------------------------------------
                                                          *                      *                    *                    *
                                                        Exelon                Exelon                Exelon               Unicom
(in millions)                                          Business           Energy Delivery          Ventures         Investment, Inc.
Assets                                             Services Company       Co Consolidated       Co Consolidated       Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001



                                                                 87

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001


                                            Unicom Investment, Inc. Consolidating
                                            ----------------------------------------------------------------------------------------
                                                   *                 *                 *                *                 *
                                                Unicom             Unicom
(in millions)                               Investment, Inc.  Investment, Inc.       Unicom           Scherer           Scherer
Assets                                        Consolidated     Elimination Co   Investment, Inc.  Holdings 1, LLC   Holdings 2, LLC
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001



                                                                 88

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                            Unicom Investment, Inc. Consolidating
                                            ---------------------------------------------------------------------

                                                  *                 *                *                 *

(in millions)                                   Scherer           Wansley          Wansley      Spruce Holdings
Assets                                      Holdings 3, LLC   Holdings 1, LLC  Holdings 2, LLC   G.P. 2000 LLC
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                 89

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001
                                            Unicom Investment, Inc. Consolidating
                                            ------------------------------------------

                                                     *                *

(in millions)                                  Spruce Holdings Spruce Holdings
Assets                                          L.P. 2000 LLC    Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-------------------------------------------------------------------------------------
     Total Current Assets
-------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
-------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
-------------------------------------------------------------------------------------
Total Assets
-------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
-------------------------------------------------------------------------------------
     Total Current Liabilities
-------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
-------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
-------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
-------------------------------------------------------------------------------------
     Shareholder's Equity
-------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
-------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                 90

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                   Spruce Holdings Consolidating
                                                   ---------------------------------------------------------------------------------
                                                         *                      *                    *                    *

(in millions)                                      Spruce Holdings       Spruce Holdings       Spruce Equity        Spruce Holdings
Assets                                              Consolidated         Elimination Co.       Holdings L.P.             Trust
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                 91

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                           Energy Delivery Co. Consolidating
                                           -----------------------------------------------------------------------------------------
                                                  *                 *                 *                 *                *        *
                                            Exelon Energy      Exelon Energy    Exelon Energy      Commonwealth         PECO
(in millions)                                  Delivery          Delivery          Delivery       Edison Company       Energy
Assets                                     Co Consolidated    Elimination Co       Co.,LLC         Consolidated     Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
----------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
----------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
----------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
----------------------------------------------------------------------------------------------------------------------------------
Total Assets
----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
----------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
----------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
----------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
----------------------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                 92

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                     Commonwealth Edison Company Consolidating
                                                     --------------------------------------------------------------
                                                            *                      *
                                                       Commonwealth           Commonwealth            Commonwealth
(in millions)                                         Edison Company          Consolidating          Edison Company
Assets                                               Consol Ex Corp         Reclass Ex Corp           Consolidated
Current Assets
  Cash and Cash Equivalents                                                                                   $ 23
  Restricted Cash                                                                                               41
  A/R - Customers                                                                                              745
  A/R - Affiliates                                                                                              95
  A/R - Other                                                                                                   87
  Inventories - Fossil Fuel                                                                                      0
  Inventories - Materials and Supplies                                                                          56
  Deferred Income Taxes                                                                                         52
  Other                                                                                                         15
-------------------------------------------------------------------------------------------------------------------
     Total Current Assets                                                                                    1,114
-------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment                                                                                 7,351
Deferred Debits and Other Assets
  Regulatory Asset                                                                                             667
  Investments - Decomm                                                                                           -
  Investments                                                                                                   64
  Goodwill, net                                                                                              4,902
  Other                                                                                                        304
  Notes Receivable/Payable - Affiliates                                                                      1,314
-------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets                                                                        7,251
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                              $ 15,716
-------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable                                                                                                $ 0
  L-T Debt Due Within One Year                                                                                 849
  Payable to Affiliates                                                                                        307
  Accounts payable                                                                                             144
  Accrued Expenses                                                                                             374
  Other Current Liabilities                                                                                    212
-------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities                                                                               1,886
-------------------------------------------------------------------------------------------------------------------
Long Term Debt                                                                                               5,850
Deferred Credits and Other Liabilities
  Deferred Income Taxes                                                                                      1,671
  Unamortized Investment Tax Credits                                                                            55
  Other Noncurrent Liab - Decomm                                                                                 -
  Pension Obligation                                                                                           151
  Post Retirement Benefits Obligation                                                                          146
  Spent Fuel obligation                                                                                          -
  Long Term Debt - Affiliates                                                                                    -
  Other                                                                                                        545
-------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities                                                                       2,568
-------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries                                                                           329
  Common Stock                                                                                               5,768
  Receivable from Parent                                                                                      (937)
  Deferred Compensation                                                                                          -
  Retained Earnings (Accumulated Deficit)                                                                      257
  Accumulated OCI                                                                                               (5)
-------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity                                                                                    5,083
-------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity                                                                $ 15,716
-------------------------------------------------------------------------------------------------------------------




Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001











                                                                 93

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                     Commonwealth Edison Company Consolidating
                                                     -------------------------------------------------------------------------------
                                                             *                  *                   *                   *
                                                       Commonwealth      Commonwealth                             Commonwealth
(in millions)                                         Edison Company     Edison Company       Commonwealth       Edison Company
Assets                                                   Reclass         Elimination Co      Edison Company     of Indiana, Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates            Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001










                                                                 94

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                               Commonwealth Edison Company Consolidating
                                               -------------------------------------------------------------------------------------
                                                      *               *              *                *                   *
                                                                                   Unicom                               Edison
(in millions)                                       COMED           COMED          Health       ComEd Funding     Development Canada
Assets                                           Financing I     Financing I     Management    LLC Consolidated      Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------



Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                 95

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                              ComEd Funding, LLC Consolidating
                                              -------------------------------------------------------------------------------
                                                     *                       *                   *                   *
                                                                                                                   ComEd
(in millions)                                   ComEd Funding        ComEd Funding, LLC        ComEd            Transitional
Assets                                        LLC Consolidated         Elimination Co       Funding LLC        Funding Trust
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
---------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
---------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
---------------------------------------------------------------------------------------------------------------------------------
Total Assets
---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
---------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                 96

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                 Edison Development Canada Consolidating
                                                 -----------------------------------------------------------------------------------
                                                         *                        *                      *                  *
                                                       Edison                   Edison                 Edison             Edison
(in millions)                                    Development Canada       Development Canada        Development         Financing
Assets                                           Inc. Consolidated          Elimination Co          Canada, Inc.       Partnership
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                 97

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             PECO Energy Company Consolidating
                                             -------------------------------------------------------------------------------
                                                    *                      *                                         *
                                               PECO Energy             PECO Energy            PECO Energy        PECO Energy
(in millions)                                    Company                 Company                Company            Company
Assets                                       Consol Ex Corp         Reclass Ex Corp          Consolidated          Reclass
Current Assets
  Cash and Cash Equivalents                                                                        $ 32
  Restricted Cash                                                                                   323
  A/R - Customers                                                                                   286
  A/R - Affiliates                                                                                    8
  A/R - Other                                                                                        33
  Inventories - Fossil Fuel                                                                          72
  Inventories - Materials and Supplies                                                                7
  Deferred Income Taxes                                                                              (0)
  Other                                                                                              59
---------------------------------------------------------------------------------------------------------------------------
     Total Current Assets                                                                           820
---------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment                                                                      4,047
Deferred Debits and Other Assets
  Regulatory Asset                                                                                5,756
  Investments - Decomm
  Investments                                                                                        24
  Goodwill, net                                                                                       -
  Other                                                                                              98
  Notes Receivable/Payable - Affiliates                                                               0
---------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets                                                             5,878
---------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                   $ 10,745
---------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable                                                                                   $ 101
  L-T Debt Due Within One Year                                                                      548
  Payable to Affiliates                                                                             194
  Accounts payable                                                                                   54
  Accrued Expenses                                                                                  424
  Other Current Liabilities                                                                          21
---------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities                                                                    1,342
---------------------------------------------------------------------------------------------------------------------------
Long Term Debt                                                                                    5,438
Deferred Credits and Other Liabilities
  Deferred Income Taxes                                                                           2,938
  Unamortized Investment Tax Credits                                                                 27
  Other Noncurrent Liab - Decomm                                                                      -
  Pension Obligation                                                                                  -
  Post Retirement Benefits Obligation                                                               239
  Spent Fuel obligation                                                                               -
  Long Term Debt - Affiliates                                                                         -
  Other                                                                                             154
---------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities                                                            3,358
---------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries                                                                147
  Common Stock                                                                                    2,049
  Receivable from Parent                                                                         (1,878)
  Deferred Compensation                                                                               -
  Retained Earnings (Accumulated Deficit)                                                           270
  Accumulated OCI                                                                                    19
---------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity                                                                           460
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity                                                     $ 10,745
---------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001









                                                                 98

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             PECO Energy Company Consolidating
                                             -------------------------------------------------------------------------------
                                                    *                     *                     *                    *
                                                PECO Energy                                                     PECO Energy
(in millions)                                     Company            PECO Energy           PECO Energy             Capital
Assets                                        Elimination Co           Company           Transition Trust       Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
---------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
---------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
---------------------------------------------------------------------------------------------------------------------------------
Total Assets
---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
---------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                 99

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                    PECO Energy Company Consolidating
                                                    --------------------------------------------------------
                                                         *                     *                    *
                                                    Adwin Realty                                  Extel
(in millions)                                         Company          PECO Wireless, LP       Corporation
Assets                                              Consolidated          Consolidated             LLC
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-------------------------------------------------------------------------------------------------------------
     Total Current Assets
-------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
-------------------------------------------------------------------------------------------------------------
Total Assets
-------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
-------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
-------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
-------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
-------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
-------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
-------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
-------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                100

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                    Adwin Realty Company Consolidating
                                                    -----------------------------------------------------------------------
                                                         *                  *                  *                  *
                                                    Adwin Realty      Adwin Realty
(in millions)                                         Company            Company         Adwin Realty         Route 213
Assets                                              Consolidated     Elimination Co.        Company       Enterprises, Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
---------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
---------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
---------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
---------------------------------------------------------------------------------------------------------------------------
Total Assets
---------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
---------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
---------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
---------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
---------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001






                                                                101

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                 Adwin Realty Company Consolidating
                                                 --------------------------------------------
                                                       *              *              *

(in millions)                                     Signa Joint                   Riverwatch
Assets                                              Venure        Route 724     Associates
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
----------------------------------------------------------------------------------------------
     Total Current Assets
----------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
----------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
----------------------------------------------------------------------------------------------
Total Assets
----------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
----------------------------------------------------------------------------------------------
     Total Current Liabilities
----------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
----------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
----------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
----------------------------------------------------------------------------------------------
     Shareholder's Equity
----------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
----------------------------------------------------------------------------------------------





Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                102

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             PECO Wireless, LP Consolidating
                                             ---------------------------------------------------------------------------------------
                                                     *                   *                   *                 *             *

(in millions)                                PECO Wireless, LP   PECO Wireless, LP                       ATNP Finance  PEC Financial
Assets                                         Consolidated        Elimination Co    PECO Wireless, LP      Company    Services, LLC
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                103

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                    PECO Energy Capital Consolidating
                                                    -------------------------------------------------------------------------
                                                          *                   *                  *                  *
                                                     PECO Energy         PECO Energy
(in millions)                                       Capital Corp        Capital Corp        PECO Energy        PECO Energy
Assets                                              Consolidated       Elimination Co       Capital Corp       Capital LP
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001






                                                                104

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                           Exelon Ventures Company Consolidating
                                           -----------------------------------------------------------------------------------------
                                                  *                  *                *                 *                 *
                                           Exelon Ventures    Exelon Ventures                         Exelon            Exelon
(in millions)                               Company, LLC       Company, LLC    Exelon Ventures   Enterprises Co,    Generation Co,
Assets                                       Consolidatd      Elimination Co    Company, LLC     LLC Consolidated   Consol Ex Corp
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001





                                                                105

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                           Exelon Enterprises Co. Consolidating
                                           -------------------------------------------------------------------------------------
                                                  *                   *                   *               *             *
                                                Exelon        Exelon Enterprises                        Adwin        Exelon
(in millions)                              Enterprises Co,       Company, LLC     Exelon Enterprises  Equipment  Services, Inc.
Assets                                     LLC Consolidated    Elimination Co.       Company, LLC      Company    Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
--------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
--------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
--------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
--------------------------------------------------------------------------------------------------------------------------------
Total Assets
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
--------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
--------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
--------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
--------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
--------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001




                                                                106

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                        Exelon Enterprises Co. Consolidating
                                        ---------------------------------------------------------------------------------

                                              *                       *                    *                    *
                                            UNICOM                  UNICOM              Exelon
(in millions)                               Power                   Power          Thermal Holdings     Infrasource, Inc.
Assets                                  Holding, Inc.          Marketing, Inc.     Inc. consolidated       Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
-------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
-------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
-------------------------------------------------------------------------------------------------------------------------
Total Assets
-------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
-------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
-------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
-------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
-------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
-------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
-------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                107

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                            Exelon Energy Co. Consolidating
                                            ----------------------------------------------------------------------------------------
                                                  *                        *                      *                     *
                                                                         Exelon
(in millions)                               Exelon Energy       Enterprises Mgmnt, Inc.     Exelon Energy        Exelon Energy Co
Assets                                      Co Consolidated           Consolidated         Co Consolidated        Elimination Co
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------



Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                108

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                    Exelon Energy Co. Consolidating
                                                    ------------------------------------------------------------------
                                                            *                       *                       *
                                                                             All Energy Gas &
(in millions)                                         Exelon Energy         Electric Marketing        Exelon Energy
Assets                                              Corp Consolidatd       Co, LLC Consolidated        Ohio, Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
----------------------------------------------------------------------------------------------------------------------
     Total Current Assets
----------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
----------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
----------------------------------------------------------------------------------------------------------------------
Total Assets
----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
----------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
----------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
----------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
----------------------------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                109

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                     InfraSource Inc. Consolidating
                                                     -------------------------------------------------------------------------------
                                                          *                *              *              *                *
                                                     InfraSource      InfraSource                   InfraSource          OSP
(in millions)                                            Inc.             Inc.       InfraSource     Integrated      Consultants
Assets                                               Consolidated      Elimination       Inc.     Services, Inc.         Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                110

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001


                                               InfraSource Inc. Consolidating
                                               -------------------------------------------------------------------------------

                                                  *            *             *            *             *             *
                                                 VSI          EIS        Blair Park   Electric      Dashiell         MJ
(in millions)                                   Group     Engineering     Services     Services     Holdings       Electric
Assets                                           Inc.         Inc.          Inc.         Inc.      Corporation       Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                111

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                           InfraSource Inc. Consolidating
                                           ---------------------------------------------------------------------------------------
                                                 *                *               *             *             *             *
                                             Fischbach         Syracuse          MRM        Michigan       Trinity       Chowns
(in millions)                                 & Moore           Merit         Technical     Trenching     Industries  Communications
Assets                                     Electric, Inc.   Electric, Inc.   Group, Inc.  Services, Inc.     Inc.          Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001






                                                                112

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             Exelon Thermal Holdings, Inc. Consolidating
                                             ---------------------------------------------------------------------------------------
                                                   *                *                 *                 *                 *
                                             Exelon Thermal   Exelon Thermal    Exelon Thermal    Exelon Thermal    Exelon Thermal
(in millions)                                Holdings, Inc.   Holdings, Inc.    Holdings, Inc.       Holdings        Technologies
Assets                                        Consolidated     Eliminations        Reclass             Inc.              Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001






                                                                113

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             Exelon Thermal Holdings, Inc. Consolidating
                                             ---------------------------------------------------------------------------------------
                                                    *                 *           *           *            *              *
                                              Exelon Thermal      Northwind       ETT        ETT       Northwind         ETT
(in millions)                                   Development        Chicago      Boston     Houston       Midway        National
Assets                                             Inc.              LLC         Inc.        Inc.         LLC        Power, inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-----------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
-----------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
-----------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
-----------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001





                                                                114

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                            Exelon Thermal Holdings, Inc. Consolidating    ETT North America Inc. Consolidating
                                            -------------------------------------------    ------------------------------------
                                               *          *             *                        *                 *
                                              ETT        ETT        ETT North                ETT North         ETT North
(in millions)                               Arizona    Nevada     America, Inc.            America, Inc.     America, Inc.
Assets                                        Inc.       Inc.      Consolidated             Consolidated     Eliminations
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
----------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
----------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
----------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
----------------------------------------------------------------------------------------------------------------------------
Total Assets
----------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
----------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
----------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
----------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
----------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
----------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001






                                                                115

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                    ETT North America Inc. Consolidating
                                                    -------------------------------------------------
                                                        *            *                 *
                                                    ETT North       ETT        Northwind Thermal
(in millions)                                        America       Canada         Technologies
Assets                                                 Inc.         Inc.          Canada, Inc.
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-----------------------------------------------------------------------------------------------------
     Total Current Assets
-----------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
-----------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
-----------------------------------------------------------------------------------------------------
Total Assets
-----------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
-----------------------------------------------------------------------------------------------------
     Total Current Liabilities
-----------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
-----------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
-----------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
-----------------------------------------------------------------------------------------------------
     Shareholder's Equity
-----------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
-----------------------------------------------------------------------------------------------------

Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001







                                                                116

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                              All Energy Gas & Electric Marketing Consolidating
                                              --------------------------------------------------------------------------------------
                                                        *                      *                    *                    *
                                                All Energy Gas &       All Energy Gas &
(in millions)                                  Electric Marketing     Electric Marketing   Texas Ohio Gas Inc.  Texas Ohio Gas Inc.
Assets                                        Co, LLC Consolidated      Eliminating Co            Boston               Ohio
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001





                                                                117

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                               Exelon Enterprises Management Consolidating
                                               ----------------------------------------------------------------------------------
                                                        *                        *                  *                *
                                                     Exelon                   Exelon             Exelon            Exelon
(in millions)                                  Enterprises Mgmnt.       Enterprises Mgmnt.     Enterprises    Capital Partners
Assets                                          Inc. Consolidated       Inc. Elimination Co    Mgmt. Inc.    Inc. Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
---------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
---------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
---------------------------------------------------------------------------------------------------------------------------------
Total Assets
---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
---------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001









                                                                118

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                            Exelon Capital Partners Consolidating
                                            --------------------------------------------------------------------------------
                                                    *                    *                   *                    *
                                                 Exelon               Exelon               Exelon                ECP
(in millions)                               Capital Partners     Capital Partners     Capital Partners    Telecomunications
Assets                                      Inc. Consolidated    Inc. Elimination           Inc.          LLC, Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-----------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
-----------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
-----------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
-----------------------------------------------------------------------------------------------------------------------------
Total Assets
-----------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
-----------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
-----------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
-----------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
-----------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001








                                                                119

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             Exelon Capital Partners Consolidating  ECP Telecom. Consolidating
                                             -------------------------------------  ------------------------------------------------
                                                      *                                   *              *           *          *
                                             Exelon Enterprises                          ECP            ECP         ECP      Energy
(in millions)                                 Investments, Inc.                      Telecom. LLC   Telecom. LLC  Telecom    Trading
Assets                                          Consolidated                        Consolidated   Elimination     LLC       Company
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------



                                               Exelon Enterprises Investments Consolidating
                                               -------------------------------------------------------------------------------------
                                                       *                    *                    *                     *
                                               Exelon Enterprises   Exelon Enterprises                                EEI
(in millions)                                  Investments, Inc.    Investments, Inc.   Exelon Enterprises     Telecomunications
Assets                                            Consolidated        Elimination Co     Investments, Inc.  Holding, Co Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001






                                                                120

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                   EEI Telecom. Holding Consolidating
                                                   -----------------------------------------------------------------------------
                                                           *                    *                 *                  *
                                                          EEI                  EEI               EEI              Exelon
(in millions)                                      Telecom. Holding      Telecom. Holding      Telecom.       Communications
Assets                                              Co Consolidated       Co Elimination     Holding, Co     LLC Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
---------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
---------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
---------------------------------------------------------------------------------------------------------------------------------
Total Assets
---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
---------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
---------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001



                                                                121

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                            Exelon Communications Consolidating
                                            ----------------------------------------------------------------------------------------
                                                    *                  *                 *                *              *
                                                 Exelon             Exelon             Exelon                          Exelon
(in millions)                                Communications     Communications     Communications   PHT Holdings   Communications
Assets                                      LLC Consolidated  LLC, Elimination Co       LLC              LLC           Co LLC
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001


                                                                122

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                            Exelon Generation Consolidating
                                            ----------------------------------------------------------------------------------------
                                                   *               *                                    *                  *
                                                Exelon          Exelon            Exelon             Exelon             Exelon
(in millions)                               Generation Co,  Generation Co,    Generation Co,     Generation Co,     Generation Co,
Assets                                      Consol Ex Corp  Reclass Ex Corp  LLC Consolidated        Reclass      LLC Elimination Co
Current Assets
  Cash and Cash Equivalents                                                         $ 224
  Restricted Cash                                                                       -
  A/R - Customers                                                                     316
  A/R - Affiliates                                                                    327
  A/R - Other                                                                         165
  Inventories - Fossil Fuel                                                           105
  Inventories - Materials and Supplies                                                202
  Deferred Income Taxes                                                                 -
  Other                                                                                65
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets                                                           1,404
---------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment                                                        2,003
Deferred Debits and Other Assets
  Regulatory Asset                                                                      -
  Investments - Decomm                                                              3,165
  Investments                                                                         859
  Goodwill, net                                                                         -
  Other                                                                               520
  Notes Receivable/Payable - Affiliates                                               291
---------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets                                               4,835
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                      $ 8,242
---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable                                                                       $ -
  L-T Debt Due Within One Year                                                          4
  Payable to Affiliates                                                                 -
  Accounts payable                                                                    588
  Accrued Expenses                                                                    310
  Other Current Liabilities                                                           171
---------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities                                                      1,074
---------------------------------------------------------------------------------------------------------------------------------
Long Term Debt                                                                      1,021
Deferred Credits and Other Liabilities
  Deferred Income Taxes                                                                (0)
  Unamortized Investment Tax Credits                                                  234
  Other Noncurrent Liab - Decomm                                                    1,353
  Pension Obligation                                                                  118
  Post Retirement Benefits Obligation                                                 384
  Spent Fuel obligation                                                               843
  Long Term Debt - Affiliates                                                           -
  Other                                                                               280
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities                                              3,212
---------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock                                                                      2,315
  Receivable from Parent                                                                -
  Deferred Compensation                                                                 -
  Retained Earnings (Accumulated Deficit)                                             524
  Accumulated OCI                                                                      97
---------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity                                                           2,936
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity                                        $ 8,242
---------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001


                                                                123

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             Exelon Generation Consolidating
                                             ---------------------------------------------------------------------------------
                                                   *                *            *               *                  *
                                                Exelon           Penesco      Cenesco       Susquehanna          Exelon
(in millions)                                 Generation         Company      Company        Electric          Generation
Assets                                          Company            LLC          LLC           Company          Finance Co
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
-------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
-------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
-------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
-------------------------------------------------------------------------------------------------------------------------------
Total Assets
-------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
-------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
-------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
-------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
-------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
-------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
-------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
-------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001


                                                                124

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                             Exelon Generation Consolidating
                                             ---------------------------------------------------------------------------------
                                                     *              *                 *                 *                  *
                                                  Exelon     Exelon Peaker        Exelon              PECO          Exelon Peaker
(in millions)                                   Allowance     Development      Power Holding      Energy Power     Development Ltd.
Assets                                        Management Co   General, LLC   LP, Consolidated   Co, Consolidated  LLC, Consolidated
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001


                                                                125

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                   Exelon Power Holding Consolidating
                                                   ----------------------------------------------------------------------
                                                          *                    *                 *               *
                                                        Exelon              Exelon            Exelon          Exelon
(in millions)                                       Power Holding        Power Holding         Power          Fossil
Assets                                             LP, Consolidated     LP, Elimination    Holdings, LP    Holdings, Inc
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
--------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
--------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
--------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
--------------------------------------------------------------------------------------------------------------------------
Total Assets
--------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
--------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
--------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
--------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
--------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
--------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
--------------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001


                                                                126

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                                    PECO Energy Power Consolidating
                                                    -------------------------------------------------------------
                                                          *                  *              *              *
                                                     PECO Energy           PECO            PECO       Susquehanna
(in millions)                                         Power Co.        Energy Power       Energy         Power
Assets                                              Consolidated        Elimination     Power, Co       Company
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
--------------------------------------------------------------------------------------------------------------------
     Total Current Assets
--------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
--------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
--------------------------------------------------------------------------------------------------------------------
Total Assets
--------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
--------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
--------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
--------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
--------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
--------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
--------------------------------------------------------------------------------------------------------------------


Exelon Corporation                               *CONFIDENTIAL TREATMENT REQUESTED
Form U5S                                            May not add due to rounding.
December 31, 2001


                                                                127

                               Exelon Corporation Consolidating Balance Sheet as of December 31, 2001

                                               Exelon Peaker Development Consolidating
                                               -------------------------------------------------------------------------------------
                                                       *                       *                      *                      *
                                                 Exelon Peaker           Exelon Peaker          Exelon Peaker
(in millions)                                  Development Ltd.        Development Ltd.        Development Ltd.           Ex Tex
Assets                                         LLC, Consolidated      LLC, Elimination Co            LLC                LaPorte LP
Current Assets
  Cash and Cash Equivalents
  Restricted Cash
  A/R - Customers
  A/R - Affiliates
  A/R - Other
  Inventories - Fossil Fuel
  Inventories - Materials and Supplies
  Deferred Income Taxes
  Other
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets
------------------------------------------------------------------------------------------------------------------------------------
Property Plant and Equipment
Deferred Debits and Other Assets
  Regulatory Asset
  Investments - Decomm
  Investments
  Goodwill, net
  Other
  Notes Receivable/Payable - Affiliates
------------------------------------------------------------------------------------------------------------------------------------
     Deferred Debits and Other Assets
------------------------------------------------------------------------------------------------------------------------------------
Total Assets
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
  Notes Payable
  L-T Debt Due Within One Year
  Payable to Affiliates
  Accounts payable
  Accrued Expenses
  Other Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Long Term Debt
Deferred Credits and Other Liabilities
  Deferred Income Taxes
  Unamortized Investment Tax Credits
  Other Noncurrent Liab - Decomm
  Pension Obligation
  Post Retirement Benefits Obligation
  Spent Fuel obligation
  Long Term Debt - Affiliates
  Other
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Subsidiaries
  Common Stock
  Receivable from Parent
  Deferred Compensation
  Retained Earnings (Accumulated Deficit)
  Accumulated OCI
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
     Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------

                                            Exelon Corporation Consolidating Cash Flows
                                              For the Period Ending December 31, 2001

                                                                                     Exelon Corporation Consolidating
                                                                                     ----------------------------------------------
                                                                                                             *                *
                                                                                          Exelon           Exelon
                                                    (in millions)                      Corporation      Corporation        Exelon
                                                                                       Consolidated     Eliminations     Corporation
 Cash Flows From Operating Activities
 Net Income                                                                                   $ 1,428
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
 Depreciation and Amortization                                                                  1,834
 Provision for Uncollectible Accounts                                                             145
 Cumulative Effect of a Change in Accounting Principle (net of income tax)                        (12)
 Reversal of Provision for Revenue Refund                                                           -
 Deferred Income Taxes                                                                            (68)
 (Gains)/Losses from Sales of Investments
 Cash Transferred in Restructuring                                                                  -
 Early Retirement and Separation Program                                                           46
 Midwest Independent System Operator Exit Fees                                                      -
 Deferred Energy Costs                                                                             29
 Equity in (Earnings) Losses of Unconsolidated Affiliates                                         (62)
 Net Realized Losses on Nuclear Decommissioning Trust Funds                                       127
 Other Operating Activities                                                                        20
 Changes in Working Capital:
  Accounts Receivable                                                                             257
  Inventories                                                                                     (33)
   Accrued Expenses
   Other Current Liabilities
   Changes in Interco Receivables/Payables, net
  Accounts Payable                                                                               (129)
 Payables to Affiliates                                                                             -
  Other Current Assets                                                                             33
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Operating Activities                                      3,615
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Investing Activities
 Capital Expenditures                                                                          (2,041)
  Plant Removals, net
 Acquisitions - Enterprises, net of cash acquired                                                 (30)
 Investments in and Advances to Joint Ventures                                                      -
 Proceeds of Sale of Investments
 Dividends from/(Investments in) subsidiaries                                                       -
 Note Receivable from Affiliate                                                                     -
 Proceeds from Nuclear Decommissioning Trust Funds                                              1,624
 Investments in Nuclear Decommissioning Trust Funds                                            (1,863)
 Other Investing Activities                                                                       (82)
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Investing Activities                                     (2,392)
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Change in Short-Term Debt                                                                     (1,013)
 Change in Intercompany Payable, Affiliate                                                          -
 Retirement of Mandatorily Redeemable Preferred Stock
 Issuance of Long-Term Debt                                                                     2,270
 Retirement of Long-Term Debt                                                                  (1,860)
 Preferred Stock Redemptions                                                                      (17)
 Change in Restricted Cash                                                                        (58)
 Proceeds from Stock Option Exercises                                                              39
 Common Stock Repurchase                                                                            -
 Contribution from Parent                                                                           -
 Nuclear Fuel Lease Principal Payments                                                              -
 Common Stock Forward Repurchase                                                                    -
 Dividends on:
    Common Stock                                                                                 (583)
    Preferred Stock                                                                                 -
 Proceeds on Settlement of Interest Rate Swap Agreements                                            -
 Other Financing Activities                                                                       (42)
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Financing Activities                                     (1,264)
------------------------------------------------------------------------------------------------------------------------------------
 Change In Cash and Cash Equivalents                                                              (41)
 Cash Transferred in Restructuring
 Cash and Cash Equivalents at Beginning of Period                                                 526
------------------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Period                                                     $ 485
------------------------------------------------------------------------------------------------------------------------------------


                                                 * Confidential Treatment Requested
                                                    May not add due to rounding

                                                                129

                                            Exelon Corporation Consolidating Cash Flows
                                              For the Period Ending December 31, 2001


                                                                                     Exelon Corporation Consolidating
                                                                                     ----------------------------------------------
                                                                                         *                 *              *
                                                                                      Unicom            Unicom         Exelon
                                                    (in millions)                Investment, Inc.      Resources      Business
                                                                                   Consolidated          Inc.       Services Co.
 Cash Flows From Operating Activities
 Net Income
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
 Depreciation and Amortization
 Provision for Uncollectible Accounts
 Cumulative Effect of a Change in Accounting Principle (net of income tax)
 Reversal of Provision for Revenue Refund
 Deferred Income Taxes
 (Gains)/Losses from Sales of Investments
 Cash Transferred in Restructuring
 Early Retirement and Separation Program
 Midwest Independent System Operator Exit Fees
 Deferred Energy Costs
 Equity in (Earnings) Losses of Unconsolidated Affiliates
 Net Realized Losses on Nuclear Decommissioning Trust Funds
 Other Operating Activities
 Changes in Working Capital:
  Accounts Receivable
  Inventories
   Accrued Expenses
   Other Current Liabilities
   Changes in Interco Receivables/Payables, net
  Accounts Payable
 Payables to Affiliates
  Other Current Assets
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Investing Activities
 Capital Expenditures
  Plant Removals, net
 Acquisitions - Enterprises, net of cash acquired
 Investments in and Advances to Joint Ventures
 Proceeds of Sale of Investments
 Dividends from/(Investments in) subsidiaries
 Note Receivable from Affiliate
 Proceeds from Nuclear Decommissioning Trust Funds
 Investments in Nuclear Decommissioning Trust Funds
 Other Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Change in Short-Term Debt
 Change in Intercompany Payable, Affiliate
 Retirement of Mandatorily Redeemable Preferred Stock
 Issuance of Long-Term Debt
 Retirement of Long-Term Debt
 Preferred Stock Redemptions
 Change in Restricted Cash
 Proceeds from Stock Option Exercises
 Common Stock Repurchase
 Contribution from Parent
 Nuclear Fuel Lease Principal Payments
 Common Stock Forward Repurchase
 Dividends on:
    Common Stock
    Preferred Stock
 Proceeds on Settlement of Interest Rate Swap Agreements
 Other Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Change In Cash and Cash Equivalents
 Cash Transferred in Restructuring
 Cash and Cash Equivalents at Beginning of Period
------------------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Period
------------------------------------------------------------------------------------------------------------------------------------







                                                 * Confidential Treatment Requested
                                                    May not add due to rounding

                                                                130

                                            Exelon Corporation Consolidating Cash Flows
                                              For the Period Ending December 31, 2001





                                                                                     Exelon Corporation Consolidating
                                                                                     ----------------------------------------------
                                                                                              *                  *
                                                                                           Exelon             Exelon
                                                    (in millions)                      Energy Delivery        Ventures
                                                                                           Consol.          Consolidated
 Cash Flows From Operating Activities
 Net Income
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
 Depreciation and Amortization
 Provision for Uncollectible Accounts
 Cumulative Effect of a Change in Accounting Principle (net of income tax)
 Reversal of Provision for Revenue Refund
 Deferred Income Taxes
 (Gains)/Losses from Sales of Investments
 Cash Transferred in Restructuring
 Early Retirement and Separation Program
 Midwest Independent System Operator Exit Fees
 Deferred Energy Costs
 Equity in (Earnings) Losses of Unconsolidated Affiliates
 Net Realized Losses on Nuclear Decommissioning Trust Funds
 Other Operating Activities
 Changes in Working Capital:
  Accounts Receivable
  Inventories
   Accrued Expenses
   Other Current Liabilities
   Changes in Interco Receivables/Payables, net
  Accounts Payable
 Payables to Affiliates
  Other Current Assets
---------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Operating Activities
---------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Investing Activities
 Capital Expenditures
  Plant Removals, net
 Acquisitions - Enterprises, net of cash acquired
 Investments in and Advances to Joint Ventures
 Proceeds of Sale of Investments
 Dividends from/(Investments in) subsidiaries
 Note Receivable from Affiliate
 Proceeds from Nuclear Decommissioning Trust Funds
 Investments in Nuclear Decommissioning Trust Funds
 Other Investing Activities
---------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Investing Activities
---------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Change in Short-Term Debt
 Change in Intercompany Payable, Affiliate
 Retirement of Mandatorily Redeemable Preferred Stock
 Issuance of Long-Term Debt
 Retirement of Long-Term Debt
 Preferred Stock Redemptions
 Change in Restricted Cash
 Proceeds from Stock Option Exercises
 Common Stock Repurchase
 Contribution from Parent
 Nuclear Fuel Lease Principal Payments
 Common Stock Forward Repurchase
 Dividends on:
    Common Stock
    Preferred Stock
 Proceeds on Settlement of Interest Rate Swap Agreements
 Other Financing Activities
---------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Financing Activities
---------------------------------------------------------------------------------------------------------------------------
 Change In Cash and Cash Equivalents
 Cash Transferred in Restructuring
 Cash and Cash Equivalents at Beginning of Period
---------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Period
---------------------------------------------------------------------------------------------------------------------------



                                                 * Confidential Treatment Requested
                                                    May not add due to rounding

                                                                131

                                            Exelon Corporation Consolidating Cash Flows
                                              For the Period Ending December 31, 2001




                                                                             Exelon Energy Delivery Consolidating
                                                                             -----------------------------------------------------

                                                                                    *                    *                 *
                                                                                 Exelon               Exelon            Exelon
                                                    (in millions)            Energy Delivery      Energy Delivery   Energy Delivery
                                                                                 Consol.          Elim / Reclass        Company
 Cash Flows From Operating Activities
 Net Income
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
 Depreciation and Amortization
 Provision for Uncollectible Accounts
 Cumulative Effect of a Change in Accounting Principle (net of income tax)
 Reversal of Provision for Revenue Refund
 Deferred Income Taxes
 (Gains)/Losses from Sales of Investments
 Cash Transferred in Restructuring
 Early Retirement and Separation Program
 Midwest Independent System Operator Exit Fees
 Deferred Energy Costs
 Equity in (Earnings) Losses of Unconsolidated Affiliates
 Net Realized Losses on Nuclear Decommissioning Trust Funds
 Other Operating Activities
 Changes in Working Capital:
  Accounts Receivable
  Inventories
   Accrued Expenses
   Other Current Liabilities
   Changes in Interco Receivables/Payables, net
  Accounts Payable
 Payables to Affiliates
  Other Current Assets
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Investing Activities
 Capital Expenditures
  Plant Removals, net
 Acquisitions - Enterprises, net of cash acquired
 Investments in and Advances to Joint Ventures
 Proceeds of Sale of Investments
 Dividends from/(Investments in) subsidiaries
 Note Receivable from Affiliate
 Proceeds from Nuclear Decommissioning Trust Funds
 Investments in Nuclear Decommissioning Trust Funds
 Other Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Change in Short-Term Debt
 Change in Intercompany Payable, Affiliate
 Retirement of Mandatorily Redeemable Preferred Stock
 Issuance of Long-Term Debt
 Retirement of Long-Term Debt
 Preferred Stock Redemptions
 Change in Restricted Cash
 Proceeds from Stock Option Exercises
 Common Stock Repurchase
 Contribution from Parent
 Nuclear Fuel Lease Principal Payments
 Common Stock Forward Repurchase
 Dividends on:
    Common Stock
    Preferred Stock
 Proceeds on Settlement of Interest Rate Swap Agreements
 Other Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Change In Cash and Cash Equivalents
 Cash Transferred in Restructuring
 Cash and Cash Equivalents at Beginning of Period
------------------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Period
------------------------------------------------------------------------------------------------------------------------------------



                                                 * Confidential Treatment Requested
                                                    May not add due to rounding


                                                                132

                                            Exelon Corporation Consolidating Cash Flows
                                              For the Period Ending December 31, 2001





                                                                             Exelon Energy Delivery Consolidating
                                                                             -----------------------------------------------------

                                                                                              Commonwealth          PECO Energy
                                                    (in millions)                            Edison Company           Company
                                                                                              Consolidated         Consolidated
 Cash Flows From Operating Activities
 Net Income                                                                                         $ 607               $ 425
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
 Depreciation and Amortization                                                                        665                 416
 Provision for Uncollectible Accounts                                                                  42                  69
 Cumulative Effect of a Change in Accounting Principle (net of income tax)
 Reversal of Provision for Revenue Refund                                                             (15)
 Deferred Income Taxes                                                                                 14                 (66)
 (Gains)/Losses from Sales of Investments
 Cash Transferred in Restructuring
 Early Retirement and Separation Program
 Midwest Independent System Operator Exit Fees                                                        (36)
 Deferred Energy Costs                                                                                                     29
 Equity in (Earnings) Losses of Unconsolidated Affiliates
 Net Realized Losses on Nuclear Decommissioning Trust Funds
 Other Operating Activities                                                                            (2)                 79
 Changes in Working Capital:
  Accounts Receivable                                                                                  76                 (54)
  Inventories                                                                                          16                 (15)
   Accrued Expenses                                                                                   181                 (78)
   Other Current Liabilities                                                                          (18)
   Changes in Interco Receivables/Payables, net                                                                            73
  Accounts Payable                                                                                    (14)
 Payables to Affiliates                                                                              (166)                (55)
  Other Current Assets                                                                                  2                   5
-------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Operating Activities                                          1,352                 828
-------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Investing Activities
 Capital Expenditures                                                                                (839)               (264)
  Plant Removals, net                                                                                 (30)
 Acquisitions - Enterprises, net of cash acquired
 Investments in and Advances to Joint Ventures
 Proceeds of Sale of Investments
 Dividends from/(Investments in) subsidiaries
 Note Receivable from Affiliate                                                                       417
 Proceeds from Nuclear Decommissioning Trust Funds
 Investments in Nuclear Decommissioning Trust Funds
 Other Investing Activities                                                                            11                  29
-------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Investing Activities                                           (441)               (235)
-------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Change in Short-Term Debt                                                                                                (60)
 Change in Intercompany Payable, Affiliate                                                                                 25
 Retirement of Mandatorily Redeemable Preferred Stock                                                                     (18)
 Issuance of Long-Term Debt                                                                                             1,055
 Retirement of Long-Term Debt                                                                        (542)             (1,416)
 Preferred Stock Redemptions
 Change in Restricted Cash                                                                             19                 (69)
 Proceeds from Stock Option Exercises
 Common Stock Repurchase
 Contribution from Parent                                                                                                 225
 Nuclear Fuel Lease Principal Payments
 Common Stock Forward Repurchase
 Dividends on:
    Common Stock                                                                                     (483)               (342)
    Preferred Stock                                                                                                       (10)
 Proceeds on Settlement of Interest Rate Swap Agreements                                                                   31
 Other Financing Activities                                                                           (23)
-------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Financing Activities                                         (1,029)               (579)
-------------------------------------------------------------------------------------------------------------------------------
 Change In Cash and Cash Equivalents                                                                 (118)                 14
 Cash Transferred in Restructuring                                                                                        (31)
 Cash and Cash Equivalents at Beginning of Period                                                     141                  49
-------------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Period                                                            23                  32
-------------------------------------------------------------------------------------------------------------------------------



                                                 * Confidential Treatment Requested
                                                    May not add due to rounding


                                                                133

                                            Exelon Corporation Consolidating Cash Flows
                                              For the Period Ending December 31, 2001




                                                                             Exelon Ventures Consolidating
                                                                             -----------------------------------------------------
                                                                                 *                  *                   *
                                                                               Exelon            Exelon
                                                    (in millions)             Ventures          Ventures         Exelon Ventures
                                                                            Consolidated     Elim / Reclass        Company, LLC
 Cash Flows From Operating Activities
 Net Income
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
 Depreciation and Amortization
 Provision for Uncollectible Accounts
 Cumulative Effect of a Change in Accounting Principle (net of income tax)
 Reversal of Provision for Revenue Refund
 Deferred Income Taxes
 (Gains)/Losses from Sales of Investments
 Cash Transferred in Restructuring
 Early Retirement and Separation Program
 Midwest Independent System Operator Exit Fees
 Deferred Energy Costs
 Equity in (Earnings) Losses of Unconsolidated Affiliates
 Net Realized Losses on Nuclear Decommissioning Trust Funds
 Other Operating Activities
 Changes in Working Capital:
  Accounts Receivable
  Inventories
   Accrued Expenses
   Other Current Liabilities
   Changes in Interco Receivables/Payables, net
  Accounts Payable
 Payables to Affiliates
  Other Current Assets
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Operating Activities
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Investing Activities
 Capital Expenditures
  Plant Removals, net
 Acquisitions - Enterprises, net of cash acquired
 Investments in and Advances to Joint Ventures
 Proceeds of Sale of Investments
 Dividends from/(Investments in) subsidiaries
 Note Receivable from Affiliate
 Proceeds from Nuclear Decommissioning Trust Funds
 Investments in Nuclear Decommissioning Trust Funds
 Other Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Change in Short-Term Debt
 Change in Intercompany Payable, Affiliate
 Retirement of Mandatorily Redeemable Preferred Stock
 Issuance of Long-Term Debt
 Retirement of Long-Term Debt
 Preferred Stock Redemptions
 Change in Restricted Cash
 Proceeds from Stock Option Exercises
 Common Stock Repurchase
 Contribution from Parent
 Nuclear Fuel Lease Principal Payments
 Common Stock Forward Repurchase
 Dividends on:
    Common Stock
    Preferred Stock
 Proceeds on Settlement of Interest Rate Swap Agreements
 Other Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
 Change In Cash and Cash Equivalents
 Cash Transferred in Restructuring
 Cash and Cash Equivalents at Beginning of Period
------------------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Period
------------------------------------------------------------------------------------------------------------------------------------



                                                 * Confidential Treatment Requested
                                                    May not add due to rounding


                                                                134

                                            Exelon Corporation Consolidating Cash Flows
                                              For the Period Ending December 31, 2001




                                                                             Exelon Ventures Consolidating
                                                                             -----------------------------------------------------
                                                                                                                        *
                                                                                                Exelon                Exelon
                                                    (in millions)                           Generation Co,        Enterprises Co,
                                                                                             Consol Ex Corp       LLC Consolidated
 Cash Flows From Operating Activities
 Net Income                                                                                        $ 524
 Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
 Depreciation and Amortization                                                                       674
 Provision for Uncollectible Accounts                                                                 16
 Cumulative Effect of a Change in Accounting Principle (net of income tax)                           (12)
 Reversal of Provision for Revenue Refund
 Deferred Income Taxes                                                                               129
 (Gains)/Losses from Sales of Investments
 Cash Transferred in Restructuring
 Early Retirement and Separation Program
 Midwest Independent System Operator Exit Fees
 Deferred Energy Costs
 Equity in (Earnings) Losses of Unconsolidated Affiliates                                            (90)
 Net Realized Losses on Nuclear Decommissioning Trust Funds
 Other Operating Activities                                                                          151
 Changes in Working Capital:
  Accounts Receivable                                                                                102
  Inventories                                                                                        (36)
   Accrued Expenses                                                                                   60
   Other Current Liabilities
   Changes in Interco Receivables/Payables, net                                                       44
  Accounts Payable                                                                                   (46)
 Payables to Affiliates
  Other Current Assets                                                                              (306)
--------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Operating Activities                                         1,210
--------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Investing Activities
 Capital Expenditures                                                                               (803)
  Plant Removals, net
 Acquisitions - Enterprises, net of cash acquired
 Investments in and Advances to Joint Ventures
 Proceeds of Sale of Investments
 Dividends from/(Investments in) subsidiaries
 Note Receivable from Affiliate
 Proceeds from Nuclear Decommissioning Trust Funds
 Investments in Nuclear Decommissioning Trust Funds                                                 (112)
 Other Investing Activities                                                                          (64)
--------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Investing Activities                                          (979)
--------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Change in Short-Term Debt
 Change in Intercompany Payable, Affiliate                                                          (696)
 Retirement of Mandatorily Redeemable Preferred Stock
 Issuance of Long-Term Debt                                                                          821
 Retirement of Long-Term Debt                                                                         (4)
 Preferred Stock Redemptions
 Change in Restricted Cash
 Proceeds from Stock Option Exercises
 Common Stock Repurchase
 Contribution from Parent
 Nuclear Fuel Lease Principal Payments
 Common Stock Forward Repurchase
 Dividends on:
    Common Stock                                                                                    (132)
    Preferred Stock
 Proceeds on Settlement of Interest Rate Swap Agreements
 Other Financing Activities
--------------------------------------------------------------------------------------------------------------------------------
 Net Cash Flows provided by (used in) Financing Activities                                           (11)
--------------------------------------------------------------------------------------------------------------------------------
 Change In Cash and Cash Equivalents                                                                 220
 Cash Transferred in Restructuring
 Cash and Cash Equivalents at Beginning of Period                                                      4
--------------------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of Period                                                          224
--------------------------------------------------------------------------------------------------------------------------------


                                                 * Confidential Treatment Requested
                                                    May not add due to rounding

                                  Exelon Corporation Consolidating Statement of Retained Earnings
                                                      As of December 31, 2001

                                                    Exelon Corporation Consolidating
                                                    ----------------------------------------------------------------------------
                                                                               *                  *                 *
                                                         Exelon              Exelon                              Unicom
(in millions)                                          Corporation       Corp. Rounding         Exelon       Investment, Inc.
                                                      Consolidated      and Elimination      Corporation       Consolidated
Balance at the Beginning
    of the Year                                                $ 332

Net Income                                                     1,428

Dividends
     Common Stock                                               (583)
     Preferred Stock

Capital Stock Activity
     Stock Forward Repurchase Contract                             -
     Long-Term Incentive Plan Issuances                           23

Unrealized losses on Marketable Securities,                        -
     net of tax
Other Comprehensive Income, net of tax
                                                    ---------------------------------------------------------------------------

Balance at End of Year                                       $ 1,200
                                                    ---------------------------------------------------------------------------


                                                 * Confidential Treatment Requested
                                                    May not add due to rounding.

                                                                136

                                  Exelon Corporation Consolidating Statement of Retained Earnings
                                                      As of December 31, 2001



                                                    Exelon Corporation Consolidating
                                                    ----------------------------------------------------------------------------

                                                          *                  *                    *                    *
                                                        Unicom            Exelon                Exelon               Exelon
(in millions)                                          Resources         Business           Energy Delivery         Ventures
                                                         Inc.        Services Company       Co Consolidated      Co Consolidated
Balance at the Beginning
    of the Year

Net Income

Dividends
     Common Stock
     Preferred Stock

Capital Stock Activity
     Stock Forward Repurchase Contract
     Long-Term Incentive Plan Issuances

Unrealized losses on Marketable Securities,
     net of tax
Other Comprehensive Income, net of tax
                                                    -------------------------------------------------------------------------------

Balance at End of Year
                                                    -------------------------------------------------------------------------------

                                                 * Confidential Treatment Requested
                                                    May not add due to rounding.


                                                                137

                                  Exelon Corporation Consolidating Statement of Retained Earnings
                                                      As of December 31, 2001






                                                    Exelon Energy Delivery Consolidating
                                                    ----------------------------------------------------------------------------

                                                             *                    *                    *
                                                           Exelon               Exelon
(in millions)                                          Energy Delivery      Energy Delivery          Exelon
                                                       Co Consolidated       Elimination         Energy Delivery
Balance at the Beginning
    of the Year

Net Income

Dividends
     Common Stock
     Preferred Stock

Capital Stock Activity
     Stock Forward Repurchase Contract
     Long-Term Incentive Plan Issuances

Unrealized losses on Marketable Securities,
     net of tax
Other Comprehensive Income, net of tax
                                                    ---------------------------------------------------------------

Balance at End of Year
                                                    ---------------------------------------------------------------




                                                 * Confidential Treatment Requested
                                                    May not add due to rounding.

                                                                138

                                  Exelon Corporation Consolidating Statement of Retained Earnings
                                                      As of December 31, 2001







                                                    Exelon Energy Delivery Consolidating
                                                    ----------------------------------------------------------------------------

                                                         Commonwealth         PECO Energy
(in millions)                                           Edison Company          Company
                                                         Consolidated        Consolidated
Balance at the Beginning
    of the Year                                                     $ 133               $ 197

Net Income                                                            607                 425

Dividends
     Common Stock                                                    (483)               (342)
     Preferred Stock                                                                      (10)

Capital Stock Activity
     Stock Forward Repurchase Contract                                  -                   -
     Long-Term Incentive Plan Issuances

Unrealized losses on Marketable Securities,                             -                   -
     net of tax
Other Comprehensive Income, net of tax
                                                    ------------------------------------------

Balance at End of Year                                              $ 257               $ 270
                                                    ------------------------------------------





                                                 * Confidential Treatment Requested
                                                    May not add due to rounding.

                                                                139

                                  Exelon Corporation Consolidating Statement of Retained Earnings
                                                      As of December 31, 2001






                                            Exelon Ventures Consolidating
                                            ----------------------------------------------------------------------------------------

                                                     *                 *            *                                     *
                                                   Exelon           Exelon                         Exelon               Exelon
(in millions)                                     Ventures          Ventures      Exelon       Generation Co,      Enterprises Co,
                                               Co Consolidated    Elimination    Ventures     LLC Consolidated     LLC Consolidated
Balance at the Beginning
    of the Year                                                                                          $ -

Net Income                                                                                               524

Dividends
     Common Stock                                                                                        (69)
     Preferred Stock

Capital Stock Activity
     Stock Forward Repurchase Contract                                                                     -
     Long-Term Incentive Plan Issuances

Unrealized losses on Marketable Securities,                                                                -
     net of tax
Other Comprehensive Income, net of tax
                                            --------------------------------------------------------------------------------------

Balance at End of Year                                                                                 $ 455
                                            --------------------------------------------------------------------------------------






                                                 * Confidential Treatment Requested
                                                    May not add due to rounding.



Notes to Financial Statements
Reference is made to "Notes to Consolidated Financial Statements" contained in the Exelon 2001 Annual Report to Shareholders, which information is incorporated by reference.

EXHIBITS

The following exhibits are incorporated by reference to the indicated SEC file number, unless an asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith.

EXHIBIT
NUMBER                           DESCRIPTION

A.       ANNUAL REPORTS FILED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

        A.1 2001 Annual Report on Form 10-K for Exelon, ComEd and PECO, File Nos. 01-16169, 01-1839 and 01-01401, respectively.

        A.2     2001 Proxy Statement of Exelon Corporation.  File No. 01-16169.

        A.3 Exelon Corporation Form 8-K filed March 7,2002 containing Exelon 2001 financial statements, footnotes and management's discussion and analysis.

        ANNUAL REPORT FILED UNDER THE SECURITIES AND EXCHANGE ACT OF 1935

        A.4 Exelon Generation Company, LLC Form S-4 Registration Statement. File No. 333-85496.

B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

        The articles and bylaws of Exelon, ComEd, PECO, PEPCO, SECO, and Genco, are incorporated by reference to the following:

Exelon 10-K
Exhibit No.    Description


3-1 Articles of Incorporation of Exelon Corporation (Registration Statement No. 333-37082, Form S-4, Exhibit 3-1).

3-2            Bylaws of Exelon Corporation (Registration Statement No.
               333-37082, Form S-4, Exhibit 3-2).

3-3 Amended and Restated Articles of Incorporation of PECO Energy Company. (File No. 1-1401, 2000 Form 10-K, Exhibit 3-3)

3-4 Bylaws of PECO Energy Company, adopted February 26, 1990 and amended January 26, 1998 (File No. 1-01401, 1997 Form 10-K,
               Exhibit 3-2).

3-5 Restated Articles of Incorporation of Commonwealth Edison Company effective February 20, 1985, including Statements of Resolution Establishing Series, relating to the establishment of three new series of Commonwealth Edison Company preference stock known as the "$9.00 Cumulative Preference Stock," the "$6.875 Cumulative Preference Stock" and the "$2.425 Cumulative Preference Stock" (File No. 1-1839, 1994 Form 10-K, Exhibit 3-2).

3-6 Bylaws of Commonwealth Edison Company, effective September 2, 1998, as amended through October 20, 2000. (File No. 1-1839, 2000 Form 10-K, Exhibit 3-6)

3-7 PECO Energy Power Company's Certificate of Organization and Charter, By-laws amended as of December 23, 1993, and amendment to Articles of Incorporation filed February 8, 1994, are incorporated herein by reference (1991 Form U5S and 1993 Form 10-K, File No. 1-1392).

3-8 Susquehanna Power Company's Certificate of Organization is incorporated herein by reference (1991 Form U5S, File No. 1-1392); By-laws amended December 23, 1993, and Charter amendment filed February 8, 1994 are incorporated herein by reference (1993 Form U5S, File No. 1-1392).

Generation
Form S-4
Exhibits No.

3-1            Certificate of Formation of Exelon Generation Company, LLC.

3-2            Operating Agreement of Exelon Generation Company, LLC.

The articles and bylaws of Exelon Delivery, and Ventures are filed herewith on Form SE.

C. The indentures or other fundamental documents defining the rights of holders of funded debt listed below are incorporated by reference:

Exelon 10-K
Exhibit No.    Description

4-3 First and Refunding Mortgage dated May 1, 1923 between The Counties Gas and Electric Company (predecessor to PECO Energy Company) and Fidelity Trust Company, Trustee (First Union National Bank, successor), (Registration No. 2-2281, Exhibit B-1).

4-3-1 Supplemental Indentures to PECO Energy Company's First and Refunding Mortgage:

                      Dated as of File              Reference                             Exhibit No.
                      ----------------              ---------                             -----------
                      May 1, 1927                   2-2881                                B-1(c)
                      March 1, 1937                 2-2881                                B-1(g)
                      December 1, 1941              2-4863                                B-1(h)
                      November 1, 1944              2-5472                                B-1(i)
                      December 1, 1946              2-6821                                7-1(j)
                      September 1, 1957             2-13562                               2(b)-17
                      May 1, 1958                   2-14020                               2(b)-18
                      March 1, 1968                 2-34051                               2(b)-24
                      March 1, 1981                 2-72802                               4-46
                      March 1, 1981                 2-72802                               4-47
                      December 1, 1984              1-01401, 1984 Form 10-K               4-2(b)
                      April 1, 1991                 1-01401, 1991 Form 10-K               4(e)-76
                      December 1, 1991              1-01401, 1991 Form 10-K               4(e)-77
                      April 1, 1992                 1-01401, March 31, 1992               4(e)-79
                                                    Form 10-Q
                      June 1, 1992                  1-01401, June 30, 1992                4(e)-81
                                                    Form 10-Q
                      July 15, 1992                 1-01401, June 30, 1992                4(e)-83
                                                    Form 10-Q
                      September 1, 1992             1-01401, 1992 Form 10-K               4(e)-85
                      March 1, 1993                 1-01401, 1992 Form 10-K               4(e)-86
                      May 1, 1993                   1-01401, March 31, 1993               4(e)-88
                                                    Form 10-Q
                      May 1, 1993                   1-01401, March 31, 1993               4(e)-89
                                                    Form 10-Q
                      August 15, 1993               1-01401, Form 8-A dated               4(e)-92
                                                    August 19, 1993
                      November 1, 1993              1-01401, Form 8-A dated               4(e)-95
                                                    October 27, 1993
                      May 1, 1995                   1-01401, Form 8-K dated               4(e)-96
                                                    May 24, 1995

                     October, 15, 2001

4-4 Mortgage of Commonwealth Edison Company to Illinois Merchants Trust Company, Trustee (Harris Trust and Savings Bank, as current successor Trustee), dated July 1, 1923, Supplemental Indenture thereto dated August 1, 1944, and amendments and supplements thereto dated, respectively, August 1, 1946, April 1, 1953, March 31, 1967, April 1,1967, July 1, 1968, October 1, 1968, February
               28, 1969, May 29, 1970, June 1, 1971, May 31, 1972, June 15,
               1973, May 31, 1974, June 13, 1975, May 28, 1976, and June 3,
               1977. (File No. 2-60201, Form S-7, Exhibit 2-1).

4-5-1          Supplemental Indentures to aforementioned Commonwealth Edison
               Mortgage.

                      Dated as of File              Reference                          Exhibit No.
                      ----------------              ---------                          -----------
                      August 1, 1946                2-60201, Form S-7                     2-1
                      April 1, 1953                 2-60201, Form S-7                     2-1
                      March 31, 1967                2-60201, Form S-7                     2-1
                      April 1, 1967                 2-60201, Form S-7                     2-1
                      February 28, 1969             2-60201, Form S-7                     2-1
                      May 29, 1970                  2-60201, Form S-7                     2-1
                      June 1, 1971                  2-60201, Form S-7                     2-1
                      April 1, 1972                 2-60201, Form S-7                     2-1
                      May 31, 1972                  2-60201, Form S-7                     2-1
                      June 15, 1973                 2-60201, Form S-7                     2-1
                      May 31, 1974                  2-60201, Form S-7                     2-1
                      June 13, 1975                 2-60201, Form S-7                     2-1
                      May 28, 1976                  2-60201, Form S-7                     2-1
                      June 3, 1977                  2-60201, Form S-7                     2-1
                      May 17, 1978                  2-60201, Form S-7                     2-1
                      August 31, 1978               2-99665, Form S-3                     4-3
                      June 18, 1979                 2-99665, Form S-3                     4-3
                      June 20, 1980                 2-99665, Form S-3                     4-3
                      April 16, 1981                2-99665, Form S-3                     4-3
                      April 30, 1982                2-99665, Form S-3                     4-3
                      April 15, 1983                2-99665, Form S-3                     4-3
                      April 13, 1984                2-99665, Form S-3                     4-3
                      April 15, 1985                2-99665, Form S-3                     4-3
                      April 15, 1986                33-6879, Form S-3                     4-9
                      June 15, 1990                 33-38232, Form S-3                    4-12
                      June 1, 1991                  33-40018, Form S-3                    4-12
                      October 1, 1991               33-40018, Form S-3                    4-13
                      October 15, 1991              33-40018, Form S-3                    4-14
                      February 1, 1992              1-1839, 1991 Form 10-K                4-18
                      May 15, 1992                  33-48542, Form S-3                    4-14
                      July 15, 1992                 33-53766, Form S-3                    4-13
                      September 15, 1992            33-53766, Form S-3                    4-14
                      February 1, 1993              1-1839, 1992 Form 10-K                4-14
                      April 1, 1993                 33-64028, Form S-3                    4-12
                      April 15, 1993                33-64028, Form S-3                    4-13
                      June 15, 1993                 1-1839, Form 8-K dated                4-1
                                                    May 21, 1993
                      July 15, 1993                 1-1839, Form 10-Q for                 4-1
                                                    quarter ended June
                                                    30, 1993.
                      January 15, 1994              1-1839, 1993 Form 10-K                4-15
                      December 1, 1994              1-1839, 1994 Form 10-K                4-16
                      June 1, 1996                  1-1839, 1996 Form 10-K                4-16
                      March 1, 2002


4-4-2 Instrument of Resignation, Appointment and Acceptance dated February 20, 2002, under the provisions of the Mortgage dated July 1, 1923, and Indentures Supplemental thereto, regarding corporate trustee.

4-4-3 Instrument dated as of January 31, 1996, for trustee under the Mortgage dated July 1, 1923 and Indentures Supplemental thereto, regarding individual trustee (File No. 1-1839, 1995 Form 10-K,
               Exhibit 4-29).

4-5 Indenture dated as of September 1, 1987 between Commonwealth Edison Company and Citibank, N.A., Trustee relating to Notes (File No. 1-1839, Form S-3, Exhibit 4-13).

4-6-1          Supplemental Indentures to aforementioned Indenture.

                  Dates as of           File Reference             Exhibit No.
                  ------------------------------------------------------------
                  September 1, 1987     33-32929, Form S-3         4-16
                  January 1, 1977       1-1839, 1999 Form 10-K     4-21
                  September 1, 2000     1-1839, 2000 Form 10-K     4-7-3

Exelon Generation Company, LLC Form S-4, April 4, 2002, Indenture dated June, 1, 2001 between registrant and First Union National Bank (now Wachovia Bank, National Association). Exhibit 4.1.


D.   TAX ALLOCATION AGREEMENT PURSUANT TO RULE 45(c)
        Filed with amended Form U5S dated April 30, 2002 for the period ending December 31, 2000.

E.      COPIES OF OTHER DOCUMENTS PRESCRIBED BY RULE OR ORDER.
        None.

 F.     SCHEDULES SUPPORTING ITEMS OF THE REPORT.

         *F.1 The consent of the independent accountants as to their opinion on Exelon's consolidated financial statements and the footnotes is included in Exhibit F.1.

         *F.2 Supporting plant, depreciation and reserve schedules for Commonwealth Edison Company and Commonwealth Edison Company of Indiana, Inc. from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others as follows filed herewith on Form SE.

                  Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

                  Nuclear Fuel Materials

                  Electric Plant in Service

                  Electric Plant Held for Future Use

                  Construction Work in Progress - Electric

                  Accumulated Provision for Depreciation of Electric Utility
                  Plant

                  Non-utility Property

         *F.3 Supporting plant, depreciation and reserve schedules for and SECO from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others and the Annual Report to the Pennsylvania Public Utility Commission filed herewith on Form SE.

                  Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

                  Nuclear Fuel Materials

                  Electric Plant in Service

                  Electric Plant Held for Future Use

                  Construction Work in Progress - Electric

                  Accumulated Provision for Depreciation of Electric Utility
                  Plant

                  Non-utility Property

                  Utility Plant and Adjustments

                  Completed Construction not Classified

                  Preliminary Retirement Estimates

                  Accumulated Provision for Depreciation, Amortization, and Depletion of Plant and Adjustments

*G.     ORGANIZATION CHART

        (Filed on Form SE)

H.    EWG OR FOREIGN UTILITY COMPANY FINANCIAL STATEMENTS

       *I.1     AmerGen Energy Company, LLC Financial Statements

                Filed confidentially on Form SE.

       *I.2 Sithe Energies, Inc. and Subsidiaries Consolidated Financial Statements

                Filed confidentially on Form SE.

       *I.3     ExTex LaPorte

                Filed confidentially on Form SE.


                                    SIGNATURE

Exelon Corporation, a registered holding company, has duly caused this annual report for the year ended December 31, 2001 to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                                EXELON CORPORATION


                                                By:  /S/Ruth Ann M. Gillis
                                                     ---------------------
                                                         Ruth Ann M. Gillis
                                                     Senior Vice President and
                                                      Chief Financial Officer


May 1, 2002



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Exhibit F.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Exelon Corporation for the year ended December 31, 2001 filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated January 29, 2002, except for Note 25 for which the date is March 1, 2002, relating to the consolidated financial statements of Exelon Corporation which are incorporated by reference in their Annual Report on Form 10-K for the year ended December 31, 2001.

May 1, 2002





PricewaterhouseCoopers
Chicago, Illinois
May 1, 2002








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